AMENDMENT NUMBER 5

CONTRACTOR RISK AGREEMENT
BETWEEN
THE STATE OF TENNESSEE,
d.b.a. TENNCARE
AND

AMERIGROUP TENNESSEE, INC.
CONTRACT NUMBER: FA- 07-16936-00

For and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to clarify and/or amend the Contractor Risk Agreement (CRA) by and between the State of Tennessee TennCare Bureau, hereinafter referred to as TENNCARE, and AMERIGROUP TENNESSEE, INC., hereinafter referred to as the CONTRACTOR as specified below.

Titles and numbering of paragraphs used herein are for the purpose of facilitating use of reference only and shall not be construed to infer a contractual construction of language.

1. Section 1 shall be deleted and replaced as follows:

SECTION 1 — DEFINITIONS, ACRONYMS, AND ABBREVIATIONS

The terms used in this Agreement shall be given the meaning used in TennCare rules and regulations. However, the following terms when used in this Agreement, shall be construed and/or interpreted as follows, unless the context expressly requires a different construction and/or interpretation. In the event of a conflict in language between these Definitions, Attachments, and other Sections of this Agreement, the specific language in Sections 2 through 4 of this Agreement shall govern.

Administrative Cost – All costs to the CONTRACTOR related to the administration of this Agreement that are non-medical in nature including, but not limited to:

1.	Meeting general requirements in Section 2.2;

2. Enrollment and disenrollment in accordance with Sections 2.4 and 2.5;

3. Additional services and use of incentives in Section 2.6.6;

4. Health education and outreach in Section 2.7.4;

5.	Meeting requirements for coordination of services specified in Section 2.9, including care coordination for CHOICES members and the CONTRACTOR’s electronic visit verification system except as otherwise provided in Section 3;

6.	Establishing and maintaining a provider network in accordance with the requirements specified in Section 2.11, Attachments III, IV and V;

7.	Utilization Management as specified in Section 2.14;

8.	Quality Management/ Quality Improvement activities as specified in Section 2.15;

9.	Production and distribution of Member Materials as specified in Section 2.17;

10.	Customer service requirements in Section 2.18;

11. Complaint and appeals processing and resolution in accordance with Section 2.19;

12. Determination of recoveries from third party liability resources in accordance with Section 2.21.4;

13. Claims Processing in accordance with Section 2.22;

14. Maintenance and operation of Information Systems in accordance with Section 2.23;

15. Personnel requirements in Section 2.29;

16. Production and submission of required reports as specified in Section 2.30;

17. Administration of this Agreement in accordance with policies and procedures;

18.	All other Administration and Management responsibilities as specified in Attachments II through IX and Sections 2.20, 2.21, 2.24, 2.25, 2.26, 2.27, and 2.28;

19.	Premium tax; and

20.	Costs of subcontractors engaged solely to perform a non-medical administrative function for the CONTRACTOR specifically related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement (e.g., claims processing) are considered to be an “administrative cost”.

Adult Protective Services (APS) – An office within the Tennessee Department of Human Services that investigates reports of abuse, neglect (including self-neglect) or financial exploitation of vulnerable adults. APS staff assess the need for protective services and provide services to reduce the identified risk to the adult.

Adverse Action – Any action taken by the CONTRACTOR to deny, reduce, terminate, delay or suspend a covered service as well as any other acts or omissions of the CONTRACTOR which impair the quality, timeliness or availability of such benefits.

Affiliate – Any person, firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity or organization that now or in the future directly or indirectly controls, is controlled by, or is under common control with the CONTRACTOR.

Appeal Procedure – The process to resolve an enrollee’s right to contest verbally or in writing, any adverse action taken by the CONTRACTOR to deny, reduce, terminate, delay, or suspend a covered service as well as any other acts or omissions of the CONTRACTOR which impair the quality, timeliness or availability of such benefits. The appeal procedure shall be governed by TennCare rules and regulations and any and all applicable court orders and consent decrees.

Area Agency on Aging and Disability (AAAD) – The agency designated by the Tennessee Commission on Aging and Disability (TCAD) to develop and administer a comprehensive and coordinated community based system in, or serving, a defined planning and service area.
At-Risk – As it relates to the CHOICES program, SSI eligible adults age sixty-five (65) and older or age twenty-one (21) or older with physical disabilities, who do not meet the established level of care criteria for nursing facility services, but have a lesser number or level of functional deficits in activities of daily living as defined in TennCare rules and regulations, such that, in the absence of the provision of a moderate level of home and community based services, the individual’s condition and/or ability to continue living in the community will likely deteriorate, resulting in the need for more expensive institutional placement.

Back-up Plan – A written plan that is a required component of the plan of care for all CHOICES members receiving companion care or non-residential HCBS in their own home and which specifies unpaid persons as well as paid consumer-directed workers and/or contract providers (as applicable) who are available, have agreed to serve as back-up, and who will be contacted to deliver needed care in situations when regularly scheduled HCBS providers or workers are unavailable or do not arrive as scheduled. A CHOICES member or his/her representative may not elect, as part of the back-up plan, to go without services. The back-up plan shall include the names and telephone numbers of persons and agencies to contact and the services to be provided by each of the listed contacts. The member and his/her representative (as applicable) shall have primary responsibility for the development and implementation of the back-up plan for consumer directed services with assistance from the FEA as needed.

Base Capitation Rate – The amount established by TENNCARE pursuant to the methodology described in Section 3 of this Agreement as compensation for the provision of all covered services except for behavioral services for Priority enrollees.

Behavioral Health Assessment – Procedures used to diagnose mental health or substance abuse conditions and determine treatment plans.

Behavioral Health Services – Mental health and/or substance abuse services.

Benefits – The package of health care services, including physical health, behavioral health, and long-term care services, that define the covered services available to TennCare enrollees enrolled in the CONTRACTOR’s MCO pursuant to this Agreement.

Bureau of TennCare – The division of the Tennessee Department of Finance and Administration (the single state Medicaid agency) that administers the TennCare program. For the purposes of this Agreement, Bureau of TennCare shall mean the State of Tennessee and its representatives.

Business Day – Monday through Friday, except for State of Tennessee holidays.

CAHPS (Consumer Assessment of Healthcare Providers and Systems) – A comprehensive and evolving family of surveys that ask consumers and patients to evaluate various aspects of health care.

Capitation Payment – The fee that is paid by TENNCARE to the CONTRACTOR for each member covered by this Agreement. The CONTRACTOR is at financial risk as specified in Section 3 of this Agreement for the payment of services incurred in excess of the amount of the capitation payment. “Capitation Payment” includes Base Capitation Rate payments and Priority Add-on rate payments, unless otherwise specified.

Capitation Rate – The amount established by TENNCARE pursuant to the methodology described in Section 3 of this Agreement, including the base capitation rates and priority add-on rate.
Care Coordination Team – If an MCO elects to use a care coordination team, the care coordination team shall consist of a care coordinator and specific other persons with relevant expertise and experience who are assigned to support the care coordinator in the performance of care coordination activities for a CHOICES member as specified in this Agreement and in accordance with Section 2.9.6.

Care Coordination Unit – A specific group of staff within the MCO’s organization dedicated to CHOICES that is comprised of care coordinators and care coordinator supervisors and which may also include care coordination teams.

Care Coordinator – The individual who has primary responsibility for performance of care coordination activities for a CHOICES member as specified in the Contractor Risk Agreement and meets the qualifications specified in Section 2.9.6 of the Contractor Risk Agreement.

Caregiver – For purposes of CHOICES, a person who is (a) a family member or is unrelated to the member but has a close, personal relationship with the member and (b) routinely involved in providing unpaid support and assistance to the member. A caregiver may be also designated by the member as a representative for CHOICES or for consumer direction of HCBS.

CEA – Cost Effective Alternative (see Section 2.6.5 of this Agreement).

Centers of Excellence (COE) for AIDS – Integrated networks designated by the State as able to provide a standardized and coordinated delivery system encompassing a range of services needed by TennCare enrollees with HIV or AIDS.

Centers of Excellence (COE) for Behavioral Health – COEs that provide a limited range of direct services to children in and at risk for state custody (i.e., not just DCS children/youth). These services are to augment the existing service system. Therefore, COEs for Behavioral Health typically only provide services where there is sufficient complexity in the case to warrant the COE for Behavioral Health resources and/or all other means to provide the service in the TennCare network have been exhausted.

CFR – Code of Federal Regulations.

Child Protective Services (CPS) – A program division of the Tennessee Department of Children’s Services whose purpose is to investigate allegations of child abuse and neglect and provide and arrange preventive, supportive, and supplementary services.

CHOICES Group (Group) – One of the three groups of TennCare enrollees who are enrolled in CHOICES. There are three CHOICES groups:

1.	Group 1

Medicaid enrollees of all ages who are receiving Medicaid-reimbursed care in a nursing facility.

2.	Group 2

Persons age sixty-five (65) and older and adults age twenty-one (21) and older with physical disabilities who meet the nursing facility level of care, who qualify for TennCare either as SSI recipients or as members of the CHOICES 217-Like HCBS Group, and who need and are receiving HCBS as an alternative to nursing facility care. The CHOICES 217-Like HCBS Group includes persons who could have been eligible under 42 CFR 435.217 had the state continued its 1915(c) HCBS waiver for elders and/or persons with physical disabilities. TENNCARE has the discretion to apply an enrollment target to this group, as described in TennCare rules and regulations.

3. Group 3

Persons age sixty-five (65) and older and adults age twenty-one (21) and older with physical disabilities who qualify for TennCare as SSI recipients, who do not meet the nursing facility level of care, but who, in the absence of HCBS, are “at-risk” for nursing facility care, as defined by the State. TENNCARE has the discretion to apply an enrollment target to this group, as described in TennCare rules and regulations. Group 3 will not be included in CHOICES on the date of CHOICES implementation. TENNCARE intends to include CHOICES Group 3 on January 1, 2011. TENNCARE will notify the CONTRACTOR at least sixty (60) days prior to the proposed date for including Group 3 in CHOICES. As of the date specified in that notice, the CONTRACTOR shall accept members in CHOICES Group 3 and shall implement all of the requirements in this Agreement that are applicable to CHOICES Group 3.

CHOICES Implementation Date – The date, as determined by TENNCARE, when the CONTRACTOR shall begin providing long-term care services to CHOICES members.

CHOICES Member – A member who has been enrolled by TENNCARE into CHOICES.

Clean Claim – A claim received by the CONTRACTOR for adjudication that requires no further information, adjustment, or alteration by the provider of the services in order to be processed and paid by the CONTRACTOR.

Clinical Practice Guidelines – Systematically developed tools or standardized specifications for care to assist practitioners and patient decisions about appropriate care for specific clinical circumstances. Such guidelines are typically developed through a formal process and are based on authoritative sources that include clinical literature and expert consensus.

Clinically Related Group 1: Severely and/or Persistently Mentally Ill (SPMI) – Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. They are recently severely impaired and the duration of their severe impairment totals six months or longer of the past year.

Clinically Related Group 2: Persons with Severe Mental Illness (SMI) – Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. Persons in this group are recently severely impaired and the duration of their severe impairment totals less than six months of the past year.

Clinically Related Group 3: Persons who are Formerly Severely Impaired – Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. Persons in this group are not recently severely impaired but have been severely impaired in the past and need services to prevent relapse.

Clinically Related Group 4: Persons with Mild or Moderate Mental Disorders – Persons in this group are 18 years or older with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. Persons in this group are not recently severely impaired and are either not formerly severely impaired or are formerly severely impaired but do not need services to prevent relapse.

Clinically Related Group 5: Persons who are not in clinically related groups 1-4 as a result of their diagnosis – Persons in this group are 18 years or older diagnosed with DSM-IV-TR (and subsequent revisions) substance use disorders, developmental disorders or V-codes only.
CMS – Centers for Medicare & Medicaid Services.

Community-Based Residential Alternatives to Institutional Care (Community-Based Residential Alternatives) – Residential services that offer a cost-effective, community-based alternative to nursing facility care for persons who are elderly and/or adults with physical disabilities. This includes, but is not limited to, assisted care living facilities, adult care homes, and companion care.

Complaint – A written or verbal expression of dissatisfaction from a member about an action taken by the CONTRACTOR or service provider other than an adverse action. The CONTRACTOR shall not treat anything as a complaint that falls within the definition of adverse action.

Confidential Information – Any non-public, confidential or proprietary information, whether written, graphic, oral, electronic, visual or fixed in any tangible medium or expression, which is created under this Agreement. Any such information relating to individuals enrolled in the TennCare program (“TennCare members”), or relating to individuals who may be potentially enrolled in the TennCare program, which is provided to or obtained under this Agreement, shall also be treated as “Confidential Information” to the extent that confidential status is afforded such information under state and federal laws or regulations. All Confidential Information shall not be subject to disclosure under the Tennessee Public Records Act.

Consumer – Except when used regarding consumer direction of HCBS, an individual who uses a mental health or substance abuse service.

Consumer-Directed Worker (Worker) – An individual who has been hired by a CHOICES member participating in consumer direction of HCBS or his/her representative to provide one or more eligible HCBS to the member. Worker does not include an employee of an agency that is being paid by an MCO to provide HCBS to the member.

Consumer Direction of HCBS – The opportunity for a CHOICES member assessed to need specified types of HCBS including attendant care, personal care, homemaker, in-home respite, companion care and/or any other service specified in TennCare rules and regulations as available for consumer direction to elect to direct and manage (or to have a representative direct and manage) certain aspects of the provision of such services—primarily, the hiring, firing, and day-to-day supervision of consumer-directed workers delivering the needed service(s).

Contract Provider – A provider that is employed by or has signed a provider agreement with the CONTRACTOR to provide covered services.

Contractor Risk Agreement (CRA) – The agreement between the CONTRACTOR and TENNCARE regarding requirements for operation and administration of the managed care TennCare program, including CHOICES.

Cost Neutrality Cap – The requirement that the cost of providing care to a member in CHOICES Group 2, including HCBS, home health, and private duty nursing, shall not exceed the cost of providing nursing facility services to the member, as determined in accordance with TennCare policy.

Covered Services – See Benefits.

CRA – Contractor Risk Agreement; also referred to as “Agreement.”

CRG (Clinically Related Group) – Defining and classifying consumers 18 years or older into clinically related groups involves diagnosis, the severity of functional impairment, the duration of severe functional impairment, and the need for services to prevent relapse. Based on these criteria, there are five clinically related groups:

Group 1 — Persons with Severe and Persistent Mental Illness (SPMI)

Group 2 — Persons with Severe Mental Illness (SMI)

Group 3 — Persons who were Formerly Severely Impaired and need services to prevent relapse Group 4 — Persons with Mild or Moderate Mental Disorder

Group 5 — Persons who are not in Clinically Related Groups 1 – 4 as a result of their diagnosis being substance use disorder, developmental disorder, or V-codes

Days – Calendar days unless otherwise specified.

Dental Benefits Manager (DBM) – An entity responsible for the provision and administration of dental services, as defined by TENNCARE.

DHHS – United States Department of Health and Human Services.

Disenrollment – The removal of an enrollee from participation in the CONTRACTOR’s MCO and deletion from the enrollment file furnished by TENNCARE to the CONTRACTOR.

Electronic Visit Verification (EVV) System – An electronic system into which provider staff and consumer-directed workers can check-in at the beginning and check-out at the end of each period of service delivery to monitor member receipt of HCBS and which may also be utilized for submission of claims.

Eligible – Any person certified by TENNCARE as eligible to receive services and benefits under the TennCare program. As it relates to CHOICES a person is eligible to receive CHOICES benefits only if he/she has been enrolled in CHOICES by TENNCARE.

Eligible HCBS – Attendant care, personal care, homemaker, in-home respite, companion care services and/or any other services specified in TennCare rules and regulations as eligible for consumer direction for which a CHOICES member is determined to need and elects to direct and manage (or have a representative direct and manage) certain aspects of the provision of such services – primarily the hiring, firing and day-to-day supervision of consumer-directed workers delivering the needed service(s).

Emergency Medical Condition – A physical or behavioral condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in the following (1) placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy; (2) serious impairment to bodily functions; (3) serious dysfunction of any bodily organ or part.

Emergency Services – Covered inpatient and outpatient services that are as follows: (1) furnished by a provider that is qualified to furnish these services; and (2) needed to evaluate or stabilize an emergency medical condition.
Employer of Record – The member participating in consumer direction of HCBS or a representative designated by the member to assume the consumer direction of HCBS functions on the member’s behalf.

Enrollee – A person who has been determined eligible for TennCare and who has been enrolled in the TennCare program (see Member, also).

Enrollee Marketing – Any communication, from the CONTRACTOR to a TennCare enrollee who is not enrolled in the CONTRACTOR’s MCO, that can reasonably be interpreted as intended to influence the person to enroll in the CONTRACTOR’s MCO, or either to not enroll in, or to disenroll from, another MCO’s TennCare product.

Enrollment – The process by which a TennCare enrollee becomes a member of the CONTRACTOR’s MCO.

EPSDT – The Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) service is Medicaid’s comprehensive and preventive child health program for individuals under the age of 21. EPSDT was defined by law as part of the Omnibus Budget Reconciliation Act of 1989 (OBRA ‘89) legislation and includes periodic screening, vision, dental, and hearing services. In addition, Section 1905(r)(5) of the Social Security Act (the Act) requires that any medically necessary health care service listed at Section 1905(a) of the Act be provided to an EPSDT recipient even if the service is not available under the State’s Medicaid plan to the rest of the Medicaid population. The federal regulations for EPSDT are in 42 CFR Part 441, Subpart B.

Essential Hospital Services – Tertiary care hospital services to which it is essential for the CONTRACTOR to provide access. Essential hospital services include, but are not limited to, neonatal, perinatal, pediatric, trauma and burn services.

Evidence-Based Practice – A clinical intervention that has demonstrated positive outcomes in several research studies to assist consumers in achieving their desired goals of health and wellness; specifically, the evidence-based practices recognized by the Substance Abuse and Mental Health Services Administration’s (SAMHSA) Center for Mental Health Services (CMHS).

Expenditure Cap – The annual limit on expenditures for HCBS, excluding home modifications, for CHOICES members in CHOICES Group 3. The expenditure cap is $15,000.

Facility – Any premises (a) owned, leased, used or operated directly or indirectly by or for the CONTRACTOR or its affiliates for purposes related to this Agreement; or (b) maintained by a subcontractor or provider to provide services on behalf of the CONTRACTOR.

Fee-for-Service – A method of making payment for health services based on a fee schedule that specifies payment for defined services.

Fiscal Employer Agent (FEA) – An entity contracting with the State and/or an MCO that helps CHOICES members participating in consumer direction of HCBS. The FEA provides both financial administration and supports brokerage functions for CHOICES members participating in consumer direction of HCBS. This term is used by the IRS to designate an entity operating under Section 3504 of the IRS code, Revenue Procedure 70-6 and Notice 2003-70, as the agent to members for the purpose of filing certain federal tax forms and paying federal income tax withholding, FICA and FUTA taxes. The FEA also files state income tax withholding and unemployment insurance tax forms and pays the associated taxes and processes payroll based on the eligible HCBS authorized and provided.
FQHC – Federally Qualified Health Center.

General Marketing – Any communication or activity that can reasonably be interpreted as intended to promote the CONTRACTOR, including, but not limited to, advertising, publicity, and positioning.

Grand Region – A defined geographical region that includes specified counties in which the CONTRACTOR is authorized to enroll and serve TennCare enrollees in exchange for a monthly capitation payment. The CONTRACTOR shall serve an entire Grand Region. The following counties constitute the Grand Regions in Tennessee:

East Grand Region – Anderson, Bledsoe, Blount, Bradley, Campbell, Carter, Claiborne, Cocke, Franklin, Grainger, Greene, Grundy, Hamblen, Hamilton, Hancock, Hawkins, Jefferson, Johnson, Knox, Loudon, Marion, McMinn, Meigs, Monroe, Morgan, Polk, Rhea, Roane, Scott, Sequatchie, Sevier, Sullivan, Unicoi, Union, and Washington Counties

Middle Grand Region – Bedford, Cannon, Cheatham, Clay, Coffee, Cumberland, Davidson, DeKalb, Dickson, Fentress, Giles, Hickman, Houston, Humphreys, Jackson, Lawrence , Lewis, Lincoln, Macon, Marshall, Maury, Montgomery, Moore, Overton, Perry, Pickett, Putnam, Robertson, Rutherford, Smith, Stewart, Sumner, Trousdale, Van Buren, Warren, Wayne, White, Williamson, and Wilson Counties

West Grand Region – Benton, Carroll, Chester, Crockett, Decatur, Dyer, Fayette, Gibson, Hardeman, Hardin, Haywood, Henderson, Henry, Lake, Lauderdale, Madison, McNairy, Obion, Shelby, Tipton, and Weakley Counties

Grand Rounds – As used with respect to CHOICES members residing in a nursing facility, a planned quarterly meeting between nursing facility staff and MCO staff, including, at minimum, the care coordinator(s) assigned to residents of the facility conducted in order to: (1) address issues or concerns regarding members who have experienced a potential significant change in needs or circumstances or about whom the nursing facility or MCO has concerns (not necessarily all members who are residents of the facility); (2) identify any change in services or interventions for the members, including but not limited to changes in the members’ plans of care or supplements to the members’ plans of care; and (3) facilitate access to and coordination of physical health and/or behavioral health services needed by the members and to ensure the proper management of the members’ acute and/or chronic conditions. At least two of the quarterly Grand Rounds per year shall be conducted on-site in the facility.

Healthcare Effectiveness Data and Information Set (HEDIS) – The most widely used set of standardized performance measures used in the managed care industry, designed to allow reliable comparison of the performance of managed health care plans. HEDIS is sponsored, supported, and maintained by the National Committee for Quality Assurance.

Health Maintenance Organization (HMO) – An entity certified by TDCI under applicable provisions of TCA Title 56, Chapter 32.

HIPAA - Health Insurance Portability and Accountability Act of 1996, 45 CFR Parts 160 and 164.

HITECH - Health Information Technology for Economic and Clinical Health Act, Pub.L.111-5, Div. A, Title XIII, § 13001(a), Feb. 17, 2009, 123 Stat. 226.
Home and Community-Based Services (HCBS) – Services not covered by Tennessee’s Title XIX state plan that are provided as an alternative to long-term care institutional services in a nursing facility or an Intermediate Care Facility for the Mentally Retarded (ICF/MR). HCBS does not include home health or private duty nursing services.

Hospice – Services as described in TennCare rules and regulations and 42 CFR Part 418, which are provided to terminally ill individuals who elect to receive hospice services provided by a certified hospice agency.

Immediate Eligibility – A mechanism by which the State can, based on a preliminary determination of a person’s eligibility for the CHOICES 217-Like HCBS Group, enroll the person into CHOICES Group 2 and provide immediate access to a limited package of HCBS pending a final determination of eligibility. To qualify for immediate eligibility, a person must be applying to receive covered HCBS, be determined by TENNCARE to meet nursing facility level of care, have submitted an application for financial eligibility determination to DHS, and be expected to qualify for CHOICES Group 2 based on review of the financial information provided by the applicant. Immediate eligibility shall only be for specified HCBS (no other covered services) and for a maximum of forty-five (45) days.

Individually Identifiable Health Information – Any information, including demographic information, collected from an individual, that (a) is created or received by a health care provider, health plan, employer, or health care clearinghouse; and (b) relates to the past, present, or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present, or future payment for the provision of health care to an individual, and identifies the individual; or, with respect to which there is a reasonable basis to believe that the information can be used to identify the individual.

Information System(s) (Systems) – A combination of computing and telecommunications hardware and software that is used in: (a) the capture, storage, manipulation, movement, control, display, interchange and/or transmission of information, i.e., structured data (which may include digitized audio and video) and documents as well as non-digitized audio and video; and/or (b) the processing of information and non-digitized audio and video for the purposes of enabling and/or facilitating a business process or related transaction.

Intervention – An action or ministration that is intended to produce an effect or that is intended to alter the course of a pathologic process.

Law – Statutes, codes, rules, regulations, and/or court rulings.

Legally Appointed Representative – Any person appointed by a court of competent jurisdiction or authorized by legal process (e.g., power of attorney for health care treatment, declaration for mental health treatment) to determine the legal and/or health care interests of an individual and/or his/her estate.

Long-Term Care – The services of a nursing facility (NF), an Intermediate Care Facility for the Mentally Retarded (ICF/MR), or Home and Community-Based Services (HCBS).

Long-Term Care Ombudsman Program – A statewide program for the benefit of individuals residing in long-term care facilities, which may include nursing homes, residential homes for the aged, assisted care living facilities, and community-based residential alternatives developed by the State. The Ombudsman is available to help these individuals and their families resolve questions or problems. The program is authorized by the federal Older Americans Act and administered by the Tennessee Commission on Aging and Disability (TCAD).
Managed Care Organization (MCO) – An HMO that participates in the TennCare program.

Mandatory Outpatient Treatment (MOT) – Process whereby a person who was hospitalized for psychiatric reasons and who requires outpatient treatment can be required by a court to participate in that behavioral health outpatient treatment to prevent deterioration in his/her mental condition.

Medical Expenses – Shall be determined as follows:

1.	Medical Expenses include the amount paid to providers for the provision of covered physical health, behavioral health, and/or long-term care services to members pursuant to the following listed Sections of the Agreement:

a.	Section 2.6.1, CONTRACTOR Covered Benefits;

b. Section 2.6.4, Second Opinions;

c. Section 2.6.5, Use of Cost Effective Alternative Services;

d.	Section 2.7, Specialized Services except TENNderCare member and provider outreach and education, health education and outreach and advance directives;

e.	Capitated payment to licensed providers;

f.	Medical services directed by TENNCARE or an Administrative Law Judge; and

g.	Net impact of reinsurance coverage purchased by the CONTRACTOR.

2. Medical Expenses do not include:

a.	2.6.2 TennCare Benefits Provided by TENNCARE;

b. 2.6.7 Cost Sharing and Patient Liability;

c. 2.10 Services Not Covered;

d. Services eligible for reimbursement by Medicare; or

e.	The activities described in or required to be conducted in Attachments II through XI, which are administrative costs.

3. Medical expenses shall be net of any TPL recoveries or subrogation activities.

4. This definition does not apply to NAIC filings.

Medical Loss Ratio (MLR) – The percentage of capitation payment received from TENNCARE that is used to pay medical expenses.

Medical Records – All medical, behavioral health, and long-term care histories; records, reports and summaries; diagnoses; prognoses; records of treatment and medication ordered and given; X-ray and radiology interpretations; physical therapy charts and notes; lab reports; other individualized medical,

behavioral health, and long-term care documentation in written or electronic format; and analyses of such information.

Member – A TennCare enrollee who enrolls in the CONTRACTOR’s MCO under the provisions of this Agreement (see Enrollee, also).

Member Month – A month of coverage for a TennCare enrollee enrolled in the CONTRACTOR’s MCO.

Mental Health Services – The diagnosis, evaluation, treatment, residential care, rehabilitation, counseling or supervision of persons who have a mental illness.

NAIC – National Association of Insurance Commissioners.

National Committee for Quality Assurance (NCQA) – A nonprofit organization committed to assessing, reporting on and improving the quality of care provided by organized delivery systems.

Non-Contract Provider – Any provider that is not directly or indirectly employed by or does not have a provider agreement with the CONTRACTOR or any of its subcontractors pursuant to the Agreement between the CONTRACTOR and TENNCARE.

Office of the Comptroller of the Treasury – The Comptroller of the Treasury is a State of Tennessee constitutional officer elected by the General Assembly for a term of two years. Statutes prescribe the comptroller’s duties, the most important of which relate to audit of state and local government entities and participation in the general financial and administrative management of state government.

Office of Inspector General (OIG) – The State of Tennessee agency that investigates and may prosecute civil and criminal fraud and abuse of the TennCare program or any other violations of state law related to the operation of the TennCare program administratively, civilly or criminally.

One-Time HCBS – In-home respite, in-patient respite, assistive technology, minor home modifications, and/or pest control.

Ongoing HCBS – Community-based residential alternatives, personal care, attendant care, homemaker services, home-delivered meals, personal emergency response systems (PERS), and/or adult day care.

PASRR – Preadmission Screening and Resident Review.

Patient Liability – The amount of an enrollee’s income, as determined by DHS, to be collected each month to help pay for the enrollee’s long-term care services.

Pharmacy Benefits Manager (PBM) – An entity responsible for the provision and administration of pharmacy services.

Post-stabilization Care Services – Covered services, related to an emergency medical condition that are provided after a member is stabilized in order to maintain the stabilized condition, or, under the circumstances described in 42 CFR 438.114(e), to improve or resolve the member’s condition.

Prepaid Limited Health Service Organization (PLHSO) – An entity certified by TDCI under applicable provisions of TCA Title 56, Chapter 51.

Presumptive Eligibility – An established period of time (45 days) during which certain pregnant women are eligible for TennCare Medicaid. During this period of time the presumptively eligible enrollee must complete an application for Medicaid in order to stay on the program.

Primary Care Physician – A physician responsible for providing preventive and primary health care to patients; for initiating referrals for specialist care; and for maintaining the continuity of patient care. A primary care physician is generally a physician who has limited his/her practice of medicine to general practice or who is an Internist, Pediatrician, Obstetrician/Gynecologist, Geriatrician, or Family Practitioner. However, as provided in Section 2.11.2.4 of this Agreement, in certain circumstances other physicians may be primary care physicians if they are willing and able to carry out all PCP responsibilities in accordance with this Agreement.

Primary Care Provider (PCP) – A primary care physician or other licensed health practitioner practicing in accordance with state law who is responsible for providing preventive and primary health care to patients; for initiating referrals for specialist care; and for maintaining the continuity of patient care. A PCP may practice in various settings such as local health departments, FQHCs or community mental health agencies (CMHAs) provided that the PCP is willing and able to carry out all PCP responsibilities in accordance with this Agreement.

Prior Authorization – The act of authorizing specific services or activities before they are rendered or occur.

Priority Add-on Rate – The amount established by TENNCARE pursuant to the methodology described in Section 3 of this Agreement as compensation for the provision of behavioral health services for Priority enrollees.

Priority Enrollee – A TennCare enrollee who has been assessed within the past twelve (12) months as belonging in Clinically Related Groups (CRGs) 1, 2, or 3 if he/she is 18 years old or older, or Target Population Group (TPG) 2 if he/she is under the age of 18 years. This assessment as a Priority enrollee expires twelve (12) months after the assessment as been completed. In order for an individual to remain a Priority enrollee after the twelve (12) month period ends, he/she must be reassessed as continuing to meet the criteria to belong in CRGs 1, 2, or 3 or TPG 2 categories. The reassessment, like the initial assessment, expires after twelve (12) months unless another assessment is done. Also referred to as Priority member once the enrollee is enrolled in the CONTRACTOR’s MCO.

Privacy Breach – The acquisition, access, use, or disclosure of PHI in a manner which compromises the security or privacy of the PHI as governed by the provisions of HIPAA and other federal and state laws. For purposes of this definition, “compromises the security or privacy of the protected health information” means poses a significant risk of financial, reputational, or other harm to the individual.

Privacy Rule – Standards for the Privacy of Individually Identifiable Health Information at 45 CFR Part 160 and Part 164.

Protected Health Information (PHI) – Individually identifiable health information that is transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium.

Provider – An institution, facility, agency, physician, health care practitioner, or other entity that is licensed or otherwise authorized to provide any of the covered services in the state in which they are furnished. Provider does not include consumer-directed workers (see Consumer-Directed Worker); nor does provider include the FEA (see Fiscal Employer Agent).
Provider Agreement – An agreement, using the provider agreement template approved by TDCI, between the CONTRACTOR and a provider or between the CONTRACTOR’s subcontractor and a provider that describes the conditions under which the provider agrees to furnish covered services to the CONTRACTOR’s members.

Quality Management/Quality Improvement (QM/QI) – The development and implementation of strategies to assess and improve the performance of a program or organization on a continuous basis. This includes the identification of key measures of performance, discovery and data collection processes, identification and remediation of issues, and systems improvement activities.

Recovery – A consumer driven process in which consumers are able to work, learn and participate fully in their communities. Recovery is the ability to live a fulfilling and productive life despite a disability.

Regulatory Requirements – Any requirements imposed by applicable federal, state or local laws, rules, regulations, court orders and consent decrees, a program contract, or otherwise imposed by TENNCARE in connection with the operation of the program or the performance required by either party under an agreement.

Representative – In general, for CHOICES members, a person who is at least eighteen (18) years of age and is authorized by the member to participate in care planning and implementation and to speak and make decisions on the member’s behalf, including but not limited to identification of needs, preference regarding services and service delivery settings, and communication and resolution of complaints and concerns. As it relates to consumer direction of HCBS, a person who is authorized by the member to direct and manage the member’s worker(s), and signs a representative agreement. The representative for consumer direction of HCBS must also: be at least eighteen (18) years of age; have a personal relationship with the member and understand his/her support needs; know the member’s daily schedule and routine, medical and functional status, medication regimen, likes and dislikes, and strengths and weaknesses; and be physically present in the member’s residence on a regular basis or at least at a frequency necessary to supervise and evaluate workers.

Representative Agreement – The agreement between a CHOICES member electing consumer direction of HCBS who has a representative direct and manage the consumer’s worker(s) and the member’s representative that specifies the roles and responsibilities of the member and the member’s representative.

Resilience – A dynamic developmental process for children and adolescents that encompasses positive adaptation and is manifested by traits of self-efficacy, high self-esteem, maintenance of hope and optimism within the context of significant adversity.

Risk Agreement – An agreement signed by a member who will receive HCBS (or his/her representative) that includes, at a minimum, identified risks to the member of residing in the community and receiving HCBS, the consequences of such risks, strategies to mitigate the identified risks, and the member’s decision regarding his/her acceptance of risk. For members electing to participate in consumer direction, the risk agreement must include any additional risks associated with the member’s decision to act as the employer of record, or to have a representative act as the employer of record on his/her behalf. See Section 2.9.6 of this Agreement for related requirements.

Routine Care – Non-urgent and non-emergency medical or behavioral health care such as screenings, immunizations, or health assessments.

Safeguarding Enrollee Information – To maintain reasonable and appropriate administrative, technical, and physical safeguards to ensure the integrity and confidentiality of the information; to protect against any reasonably anticipated threats or hazards to the security or integrity of the information; and to protect against unauthorized uses or disclosures of the information.

Security Incident – The attempted or successful unauthorized access, use, disclosure, modification or destruction of information or interference with the system operations in an information system.

Security Rule – The Final Rule adopting Security Standards for the Protection of Electronic Health Information at 45 CFR Parts 160 and 164.

Self-Direction of Health Care Tasks – A decision by a CHOICES member participating in consumer direction to direct and supervise a paid worker delivering eligible HCBS in the performance of health care tasks that would otherwise be performed by a licensed nurse. Self-direction of health care tasks is not a service, but rather health care-related duties and functions (such as administration of medications) that a CHOICES member participating in consumer direction may elect to have performed by a consumer- directed worker as part of the delivery of eligible HCBS s/he is authorized to receive.

Seriously Emotionally Disturbed (SED) – Seriously Emotionally Disturbed shall mean persons who have been identified by the Tennessee Department of Mental Health and Developmental Disabilities or its designee as meeting the criteria provided below:

1.	Person under the age of 18; and

2.	Currently, or at any time during the past year, has had a diagnosable mental, behavioral, or emotional disorder of sufficient duration to meet diagnostic criteria specified within DSM-IV-TR (and subsequent revisions) of the American Psychiatric Association with the exception of DSMIV-TR (and subsequent revisions) V- codes, substance use, and developmental disorders, unless these disorders co-occur with another diagnosable mental, behavioral, or emotional disturbance other than above exclusions. All of these disorders have episodic, recurrent, or persistent features; however, they vary in terms of severity and disabling effects; and

3.	The diagnosable mental, behavioral, or emotional disorder identified above has resulted in functional impairment which substantially interferes with or limits the child’s role or functioning in family, school, and community activities. Functional impairment is defined as difficulties that substantially interfere with or limit a child or adolescent in achieving or maintaining developmentally appropriate social, behavioral, cognitive, communicative, or adaptive skills and is evidenced by a Global Assessment of Functioning (GAF) score of 50 or less in accordance with the DSM-IV-TR (and subsequent revisions). Children and adolescents who would have met functional impairment criteria during the referenced year without the benefit of treatment or other support services are included in this definition.

Service Agreement – The agreement between a CHOICES member electing consumer direction of HCBS (or the member’s representative) and the member’s consumer-directed worker that specifies the roles and responsibilities of the member (or the member’s representative) and the member’s worker.

Service Gap – A delay in initiating any long-term care service and/or a disruption of a scheduled, ongoing HCBS that was not initiated by a member, including late and missed visits.

Severely and/or Persistently Mentally Ill (SPMI) – Severely and/or Persistently Mentally Ill shall mean individuals who have been identified by the Tennessee Department of Mental Health and Developmental Disabilities or its designee as meeting the following criteria. These persons will be identified as belonging in one of the Clinically Related Groups that follow the criteria:

1.	Age 18 and over; and

2.	Currently, or at any time during the past year, has had a diagnosable mental, behavioral, or emotional disorder of sufficient duration to meet the diagnostic criteria specified within DSM-IVTR (and subsequent revisions) of the American Psychiatric Association, with the exception of DSM-IV-TR (and subsequent revisions) V-codes, substance use disorders, and developmental disorders, unless these disorders co-occur with another diagnosable serious mental illness other than above exclusions. All of these disorders have episodic, recurrent, or persistent features, however, they vary in terms of severity and disabling effects; and

3.	The diagnosable mental, behavioral, or emotional disorder identified above has resulted in functional impairment which substantially interferes with or limits major life activities. Functional impairment is defined as difficulties that substantially interfere with or limit role functioning in major life activities including basic living skills (e.g., eating, bathing, dressing); instrumental living skills (maintaining a household, managing money, getting around in the community, taking prescribed medication); and functioning in social, family, and vocational/educational contexts. This definition includes adults who would have met functional impairment criteria during the referenced year without the benefit of treatment or other support services.

Shall – Indicates a mandatory requirement or a condition to be met.

Span of Control – Information systems and telecommunications capabilities that the CONTRACTOR itself operates or for which it is otherwise legally responsible according to this Agreement. The CONTRACTOR’s span of control also includes Systems and telecommunications capabilities outsourced by the CONTRACTOR.

Specialty Services – Includes Essential Hospital Services, services provided by Centers of Excellence, and specialty physician services.

SSA – Social Security Administration. SSI – Supplemental Security Income.

Start Date of Operations – The date, as determined by TENNCARE, when the CONTRACTOR shall begin providing services to members.

State – The State of Tennessee, including, but not limited to, any entity or agency of the state, such as the Tennessee Department of Finance and Administration, the Office of Inspector General, the Bureau of TennCare, the Tennessee Bureau of Investigation, Medicaid Fraud Control Unit, the Tennessee Department of Mental Health and Developmental Disabilities, the Tennessee Department of Children’s Services, the Tennessee Department of Health, the Tennessee Department of Commerce and Insurance, and the Office of the Attorney General.
Subcontract – An agreement entered into by the CONTRACTOR with any other organization or person who agrees to perform any administrative function or service for the CONTRACTOR specifically related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement (e.g., claims processing, disease management) when the intent of such an agreement is to delegate the responsibility for any major service or group of services required by this Agreement. This shall also include any and all agreements between any and all subcontractors for the purposes related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement. Agreements to provide covered services as described in Section 2.6 of this Agreement shall be considered provider agreements and governed by Section 2.12 of this Agreement.

Subcontractor – Any organization or person who provides any function or service for the CONTRACTOR specifically related to securing or fulfilling the CONTRACTOR’s obligations to TENNCARE under the terms of this Agreement. Subcontractor does not include provider unless the provider is responsible for services other than those that could be covered in a provider agreement.

Substance Abuse Services – The assessment, diagnosis, treatment, detoxification, residential care, rehabilitation, education, training, counseling, referral or supervision of individuals who are abusing or have abused substances.

Supports Broker – An individual assigned by the FEA to each member who assists the member/representative in performing the employer of record functions, including, but not limited to: developing job descriptions; locating; recruiting; interviewing; scheduling; monitoring; and evaluating workers. The supports broker collaborates with, but does not duplicate, the functions of the member’s care coordinator. The supports broker does not have authority or responsibility for consumer direction. The member or member’s representative must retain authority and responsibility for consumer direction.

System Unavailability – As measured within the CONTRACTOR’s information systems span of control, when a system user does not get the complete, correct full-screen response to an input command within three (3) minutes after depressing the “Enter” or other function key.

Target Population Group (TPG) – An assessment mechanism for children and adolescents under the age of 18 to determine an individual’s level of functioning and severity of impairment due to a mental illness. Based on these criteria, there are three target population groups.

1. Target Population Group 2: Seriously Emotionally Disturbed (SED)

Children and adolescents under 18 years of age with a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. These children are currently severely impaired as evidenced by 50 or less Global Assessment of Functioning (GAF).

2. Target Population Group 3: At Risk of a (SED)

Children and adolescents under 18 years of age without a valid DSM-IV-TR (and subsequent revisions) diagnosis excluding substance use disorders, developmental disorders or V-codes. These children may or may not be currently seriously impaired as evidenced by Global Assessment of Functioning (GAF). These children have psychosocial issues that can potentially place them at risk of a SED.

3. Target Population Group 4: Persons who do not meet criteria TPG Group 2 or 3

Children and adolescents under 18 years of age without a valid DSM-IV-TR (and subsequent revisions) diagnosis and are not currently seriously impaired as evidenced by Global Assessment of Functioning (GAF). These children have no psychosocial issues that can potentially place them at risk of a SED.

TCA – Tennessee Code Annotated.

TENNCARE – TENNCARE shall have the same meaning as “State.”

TennCare or TennCare Program – The program administered by the single state agency, as designated by the state and CMS, pursuant to Title XIX of the Social Security Act and the Section 1115 research and demonstration waiver granted to the State of Tennessee and any successor programs.

TennCare CHOICES in Long-Term Care (CHOICES) – A program in which long-term care services for elders and/or persons with physical disabilities are integrated into TennCare’s managed care delivery system.

TennCare Medicaid Enrollee – An enrollee who qualifies and has been determined eligible for benefits in the TennCare program through Medicaid eligibility criteria as described in TennCare rules and regulations.

TennCare Select – TennCare Select is a statewide MCO whose risk is backed by the State of Tennessee. TennCare Select was created to serve as a backup if other MCOs failed or there was inadequate MCO capacity and to be the MCO for certain populations, including children in state custody and children eligible for SSI. Children eligible for SSI may opt out of TennCare Select and enroll in another MCO.

TennCare Standard Enrollee – An enrollee who qualifies and has been determined eligible for benefits in the TennCare program through eligibility criteria designated as “TennCare Standard” as described in the approved TennCare waiver and the TennCare rules and regulations.

TENNderCare – Tennessee’s EPSDT program; see EPSDT.

Tennessee Bureau of Investigation, Medicaid Fraud Control Unit (TBI MFCU) – The Tennessee Bureau of Investigation’s Medicaid Fraud Control Unit has the authority to investigate and prosecute (or refer for prosecution) violations of all applicable state and federal laws pertaining to fraud in the administration of the Medicaid program, the provision of medical assistance, the activities of providers of medical assistance in the state Medicaid program (TennCare), allegations of abuse or neglect of patients in health care facilities receiving payments under the state Medicaid program, misappropriation of patients’ private funds in such facilities, and allegations of fraud and abuse in board and care facilities.

Tennessee Department of Children’s Services (DCS) – The state agency responsible for child protective services, foster care, adoption, programs for delinquent youth, probation, aftercare, treatment and rehabilitation programs for identified youth, and licensing for all child-welfare agencies, except for child (day) care agencies and child support.

Tennessee Department of Commerce and Insurance (TDCI) – The state agency having the statutory authority to regulate, among other entities, insurance companies and health maintenance organizations.

Tennessee Department of Finance and Administration (F&A) – The state agency that oversees all state spending and acts as the chief corporate office of the state. It is the single state Medicaid agency. The Bureau of TennCare is a division of the Tennessee Department of Finance and Administration.

Tennessee Department of Health (DOH) – The state agency having the statutory authority to provide for health care needs in Tennessee.

Tennessee Department of Human Services (DHS) – The state agency having the statutory authority to provide human services to meet the needs of Tennesseans and enable them to achieve self-sufficiency. DHS is responsible for TennCare eligibility determinations (other than presumptive eligibility and SSI).

Tennessee Department of Mental Health and Developmental Disabilities (TDMHDD) – The state agency having the authority to provide care for persons with mental illness, substance abuse, and/or developmental disabilities.

Third Party Liability (TPL) – Any amount due for all or part of the cost of medical, behavioral health, or long-term care services from a third party.

Third Party Resource – Any entity or funding source other than the enrollee or his/her responsible party, which is or may be liable to pay for all or part of the cost of health care of the enrollee.

Transition Allowance – A per member allotment not to exceed two thousand dollars ($2,000) per lifetime which may, at the sole discretion of the CONTRACTOR, be provided as a cost-effective alternative to continued institutional care for a CHOICES member in order to facilitate transition from a nursing facility to the community when such member will, upon transition, receive more cost-effective non-residential home and community based services or companion care. Items that may be purchased or reimbursed are only those items that the member has no other means to obtain and that are essential in order to establish a community residence when such residence is not already established and to facilitate the member’s safe and timely transition, including rent and/or utility deposits, essential kitchen appliances, basic furniture, and essential basic household items, such as towels, linens, and dishes.

Unsecured PHI – PHI information that is not rendered unusable, unreadable, or indecipherable to unauthorized individuals through the use of a technology or methodology specified by the Secretary of DHHS.

USC – United States Code.

Vital MCO Documents – Consent forms and notices pertaining to the reduction, denial, delay, suspension or termination of services. All vital documents shall be available in Spanish.

Warm Transfer – A telecommunications mechanism in which the person answering the call facilitates transfer to a third party, announces the caller and issue, and remains engaged as necessary to provide assistance.

Worker – See Consumer-Directed Worker.

2.	Section 2.6.1.5.4 shall be amended by adding the acronym “(PERS)” after the reference to “Personal Emergency Response Systems”.

3.	Section 2.6.1.5.8.1 shall be deleted and replaced as follows:

2.6.1.5.8.1	A member in Group 2 for whom the CONTRACTOR has determined that it cannot safely and effectively meet the member’s needs at a cost that is less than the member’ cost neutrality cap, and the member declines to transition to a nursing facility;

4.	Section 2.6.3.1 shall be amended by deleting the word “alternatives” and replacing it with the words “alternative services”.

5.	Section 2.7.2.10.2.1 shall be amended by deleting the phrase “seventy-two (72)” and replacing it with the phrase “twenty-four (24)” as follows:

2.7.2.10.2.1 Psychiatric treatment for persons found by the court to require judicial psychiatric hospitalization (TCA 33-6 part 4 and part 5). The CONTRACTOR may apply medical necessity criteria to the situation after twenty-four (24) hours of emergency services, unless there is a court order prohibiting release;

6.	Section 2.7.4.2 shall be amended by adding the reference “Section 2.16.2 and” before the reference to “Section 2.17.1”.

7.	Section 2.7.5.2.2 shall be amended by deleting the word “an” and replacing it with the word “a”.

8.	Section 2.7.6.2.2.2 shall be amended by deleting the word “EPSDT” and replacing it with the word “TENNderCare”.

9.	Section 2.7.6.2.10.1.1 and 2.7.6.2.10.2 shall be deleted and replaced as follows:

2.7.6.2.10.1.1	At least thirty percent (30%) shall be conducted in rural areas. Results of the CONTRACTOR’s CMS 416 report and HEDIS report, as well as county demographics, shall be utilized in determining counties for targeted activities and in developing strategies for specific populations, particularly members who have limited English proficiency, low literacy levels, behavioral health needs, special health care needs or who are pregnant.

2.7.6.2.10.2	The CONTRACTOR shall contact a minimum of twenty-five (25) state agencies or community-based organizations per quarter, to either educate them on services available through the CONTRACTOR or to develop outreach and educational initiatives. Collaborative activities should include those designed to reach enrollees with limited English proficiency, low literacy levels, behavioral health needs and special health care needs or who are pregnant.

10.	Section 2.8.1.1 shall be amended by adding a new Section 2.8.1.1.7 and renumbering the existing Sections accordingly, including any references thereto. The new Section 2.8.1.1.7 shall read as follows:

2.8.1.1.7 Obesity as referenced in Section 2.8.8;

11.	Section 2.8.1.4 shall be deleted and replaced as follows:

2.8.1.4 The CONTRACTOR shall develop and maintain DM program descriptions. These program descriptions shall include, for each of the conditions listed above, the following:

12. Section 2.8.1.4.3 shall be deleted and replaced as follows:

2.8.1.4.3 The guidelines as referenced in Section 2.15.4;

13. Section 2.8.1.4.6 shall be deleted in its entirety and shall be replaced as follows:

2.8.1.4.6	Targeted methods for informing and educating members which, for CHOICES members, include but shall not be limited to mailing educational materials;

14. Section 2.8.1.5 shall be deleted and replaced as follows:

2.8.1.5 As part of its DM program descriptions, the CONTRACTOR shall also address how the DM programs will coordinate with MCO case management activities, in particular for members who would benefit from both.

15. Section 2.8.1.6 shall be deleted and replaced as follows:

2.8.1.6 The CONTRACTOR’s DM and care coordination program description shall address how the

CONTRACTOR shall ensure that upon enrollment into CHOICES, disease management activities are integrated with CHOICES care coordination processes and functions, and that the member’s assigned care coordinator has primary responsibility for coordination of all the member’s physical health, behavioral health, and long-term care services, including appropriate management of conditions specified in 2.8.1.1. If a CHOICES member has one or more of the conditions specified in Section 2.8.1.1, the member’s care coordinator may use the CONTRACTOR’s applicable DM tools and resources, including staff with specialized training, to help manage the member’s condition and shall integrate the use of these DM tools and resources with care coordination. DM staff shall supplement but not supplant the role and responsibilities of the member’s care coordinator/care coordination team. The CONTRACTOR’s program description shall also include at a minimum how the CONTRACTOR will address the following for CHOICES members:

16. Section 2.8.1.6.4 shall be deleted and replaced as follows:

2.8.1.6.4	Ensure that the care coordinator reviews the information noted in Section 2.8.1.6.3 above verbally with the member and with the member’s caregiver and/or representative (as applicable) and coordinates any necessary follow-up that may be needed regarding the DM program such as scheduling screenings or appointments;

17. Sections 2.8.1.7 shall be deleted in its entirety.

18. Sections 2.8.7.2 through 2.8.7.2.8 shall be deleted and replaced as follows:

2.8.7.2 The CONTRACTOR shall establish measurable benchmarks and goals for each DM program and shall evaluate the programs using these benchmarks and goals. The calculations for the benchmarks and goals should include non-CHOICES members only. These benchmarks and goals shall include:

2.8.7.2.1 The rate of emergency department utilization and inpatient hospitalization;

2.8.7.2.2	Neonatal Intensive Care Unit (NICU) days for births associated with members enrolled in the maternity care management program;

2.8.7.2.3 Appropriate HEDIS measures;

2.8.7.2.4	The passive participation rates (as defined by NCQA) and the number of individuals participating in each level of each of the DM programs;

2.8.7.2.5 Member adherence to treatment plans; and 2.8.7.2.6 Provider adherence to the guidelines.

19.	Section 2.8.7.3 shall be deleted and the remaining Sections shall be renumbered accordingly, including any references thereto.

20.	Section 2.9.1.2.4 shall be deleted in its entirety including all references thereto.

21.	Section 2.9.6.1.1 shall be amended by deleting the word “persons” and replacing it with the word “members”.

22.	Section 2.9.6.2.3.4 shall be amended by adding the phrase “and conduct the level I PASRR screening” to (5)(b) as follows:

2.9.6.2.3.4 As part of the intake visit, TENNCARE or its designee shall: (1) provide general

CHOICES education and information, as specified by TENNCARE, and assist in answering any questions the applicant may have; (2) provide information about estate recovery; (3) provide choice counseling and facilitate the selection of an MCO by the applicant or his/her representative; (4) provide information regarding freedom of choice of nursing facility versus HCBS, both verbally and in writing, and obtain a Freedom of Choice form signed by the applicant or his/her representative; (5) for applicants who want to receive NF services (a) provide detailed information and signed acknowledgement of understanding regarding a CHOICES member’s responsibility with respect to payment of patient liability amounts, including, as applicable, the potential consequences for non-payment of patient liability which may include loss of the member’s current nursing facility provider, disenrollment from CHOICES, and to the extent the member’s eligibility is dependent on receipt of long-term care services, possible loss of eligibility for TennCare; and (b) provide information regarding the completion of all PASRR requirements prior to nursing facility admission and conduct the level I PASRR screening; (6) for applicants who are seeking HCBS: (a) conduct a risk assessment using a tool and protocol specified by TENNCARE and develop, as applicable, a risk agreement that shall be signed by the applicant or his/her representative and which shall include identified risks to the applicant, the consequences of such risks, strategies to mitigate the identified risks, and the applicant’s decision regarding his/her acceptance of risk; (b) make a determination regarding whether the applicant’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care, including explanation to the applicant regarding the individual cost neutrality cap, and notification to and signed acknowledgement of understanding by the applicant or his/her representative that a change in a member’s needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the
MCO’s inability to safely and effectively meet a member’s needs in the community and within the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2, in which case, the care coordinator will assist with transition to a more appropriate care delivery setting; and (c) provide information regarding consumer direction and obtain signed documentation of the applicant’s interest in participating in consumer direction; and (7) provide information regarding next steps in the process including the need for approval by TENNCARE to enroll in CHOICES and the functions of the CONTRACTOR, including that the CONTRACTOR will develop and approve a plan of care.

23.	Section 2.9.6.2.4.9 shall be deleted and replaced as follows:

2.9.6.2.4.9 If the CONTRACTOR is unable to initiate nursing facility services in accordance with the timeframes specified in Section 2.9.6.2.4.4, the CONTRACTOR shall issue written notice to the member, documenting that the service will be delayed, the reasons for the delay, and the date the service will start, and shall make good faith efforts to ensure that services are provided as soon as practical.

24. Section 2.9.6.2.5.9 shall be deleted and replaced as follows:

2.9.6.2.5.9 As part of the face-to-face visit, for members determined to need eligible HCBS, the care coordinator shall verify the member’s interest in participating in consumer direction and obtain written confirmation of the member’s decision. The care coordinator shall also provide member education regarding choice of contract providers for HCBS, subject to the provider’s availability and willingness to timely deliver services, and obtain signed confirmation of the member’s choice of contract providers.

25.	Section 2.9.6.3.8 shall be amended by deleting the last sentence so that the amended Section 2.9.6.3.8 shall read as follows:

2.9.6.3.8	If, through the screening process described above, or upon other identification by the CONTRACTOR of a member who appears to be eligible for CHOICES for whom the CONTRACTOR opts not to use such screening process, the care coordinator shall conduct a face-to-face intake visit with the member that includes a level of care assessment and a needs assessment (see Section 2.9.6.5) using tool(s) prior approved by TENNCARE and in accordance with the protocols specified by TENNCARE.

26.	Section 2.9.6.3.9 shall be amended by adding the phrase “and conduct the level I PASRR screening” to (5)(b) as follows:

2.9.6.3.9	As part of the face-to-face intake visit, the care coordinator/care coordination team shall: (1) provide general CHOICES education and information, as specified by TENNCARE, to the member and assist in answering questions the member may have; (2) provide information about estate recovery; (3) provide assistance, as necessary, in facilitating gathering of categorical/financial documentation needed by DHS; (4) provide information regarding freedom of choice of nursing facility versus HCBS, both verbally and in writing, and obtain a Freedom of Choice form signed by the member or his/her representative; (5) for members who want to receive nursing facility services, (a) provide detailed information and signed acknowledgement of understanding regarding a CHOICES member’s responsibility with respect to payment of patient liability amounts, including the potential consequences for nonpayment of patient liability which may include loss of the member’s current nursing facility provider, disenrollment from CHOICES, and to the extent the member’s eligibility is dependent on receipt of long-term care services, possible loss of eligibility for TennCare; and (b) provide information regarding the completion of all PASRR requirements prior to nursing facility admission and conduct the level I PASRR screening; (6) for members who are seeking HCBS, the care coordinator, shall: (a) conduct a risk assessment using a tool and protocol specified by TENNCARE and shall develop, as applicable, a risk agreement that shall be signed by the member or his/her representative and which shall include identified risks to the member, the consequences of such risks, strategies to mitigate the identified risks, and the member’s decision regarding his/her acceptance of risk; (b) make a determination regarding whether the person’s needs can be safely and effectively met in the community and at a cost that does not exceed nursing facility care, including explanation to the member regarding the individual cost neutrality cap, and notification to and signed acknowledgement of understanding by the member or his/her representative that a change in needs or circumstances that would result in the cost neutrality cap being exceeded or that would result in the CONTRACTOR’s inability to safely and effectively meet the member’s needs in the community and within the cost neutrality cap may result in the member’s disenrollment from CHOICES Group 2, in which case, the member’s care coordinator will assist with transition to a more appropriate care delivery setting; and (c) provide information regarding consumer direction and obtain written confirmation of the member’s decision regarding participation in consumer direction; and (7) for all members, provide information regarding choice of contract providers, subject to the provider’s availability and willingness to timely deliver services, and obtain signed documentation of the member’s choice of contract providers.

27.	Section 2.9.6.3.13.1 shall be amended by deleting the word “and” and replacing it with the word “an”.

28.	Section 2.9.6.3.14 shall be deleted and replaced as follows:

2.9.6.3.14	The CONTRACTOR shall be responsible for (1) advising members who appear to meet the nursing facility level of care that are seeking access to HCBS through enrollment in CHOICES Group 2 when an enrollment target has been (or will soon be) reached; (2) advising such persons that they may choose to receive nursing facility services if HCBS are not immediately available; (3) determining whether the person wants nursing facility services if HCBS are not immediately available; and (4) at the CONTRACTOR’s sole discretion, making a determination regarding whether enrollment in Group 2 constitutes a CEA because the immediate provision of nursing facility services will otherwise be required and submitting appropriate documentation to TENNCARE if there is a waiting list for CHOICES Group 2 but the CONTRACTOR chooses to enroll a member in Group 2 as a CEA (see Section 2.9.6.3.13.1).

29.	Section 2.9.6.3.17.1 shall be deleted and replaced as follows:

2.9.6.3.17.1 For purposes of the CHOICES program, service authorizations for HCBS shall include the amount, frequency, and duration of each service to be provided, and the schedule at which such care is needed, as applicable; and other relevant information as prescribed by TENNCARE. Service authorizations for nursing facility services shall be for the level of nursing facility services (Level I or Level II) approved by TENNCARE (see Section 2.14.1.12) and shall include the duration of nursing facility services to be provided; the requested start date; and other relevant information as prescribed by TENNCARE. The CONTRACTOR is responsible for confirming the provider’s capacity and commitment to initiate services as authorized on or before the requested start date, and if the provider is unable to initiate services as authorized on or before the requested start date, shall select an alternative provider who is able to initiate services as authorized on or before the requested start date.

30.	Section 2.9.6.4.3.2 shall be amended by deleting and replacing the reference “(see Section 2.9.6.2.4.4 and 2.9.6.2.5.3)” with the reference “(see Sections 2.9.6.2.4.4, 2.9.6.2.5.3 and 2.9.6.3.17)”.

31.	Section 2.9.6.6.1.1 shall be deleted and replaced as follows:

2.9.6.6.1.1 For members in CHOICES Group 1, the member’s care coordinator/care coordination team may: (1) rely on the plan of care developed by the nursing facility for service delivery instead of developing a plan of care for the member; and (2) supplement the nursing facility plan of care as necessary with the development and implementation of targeted strategies to improve health, functional, or quality of life outcomes (e.g., related to disease management or pharmacy management) or to increase and/or maintain functional abilities. A copy of any supplements to the nursing facility plan of care, and updates to such supplements, shall be maintained by the CONTRACTOR in the member’s file.

32.	Section 2.9.6.10 shall be deleted and replaced as follows:

2.9.6.10 Additional Requirements for Care Coordination Regarding Consumer Direction of HCBS

2.9.6.10.1	In addition to the roles and responsibilities otherwise specified in this Section 2.9.6, the CONTRACTOR shall ensure that the following additional care coordination functions related to consumer direction of HCBS are fulfilled.

2.9.6.10.2	The CONTRACTOR shall be responsible for providing all needed eligible HCBS using contract providers until all necessary requirements have been fulfilled in order to implement consumer direction of HCBS, including but not limited to: the FEA verifies that workers for these services meet all necessary requirements (see Section 2.9.7.6.1 of this Agreement); service agreements are completed and signed; and authorizations for consumer directed services are in place. The CONTRACTOR, in conjunction with the FEA, shall facilitate a seamless transition between contract providers and workers and ensure that there are no interruptions or gaps in services.

2.9.6.10.3	If a member is interested in participating in consumer direction of HCBS and the member does not intend to appoint a representative, the care coordinator shall determine the extent to which the member may require assistance to direct his/her services (see Section 2.9.7.4.5). If the care coordinator determines that the member requires assistance to direct his/her services, based upon the results of a completed self-assessment instrument developed by TENNCARE, the care coordinator shall inform the member that he/she will need to designate a representative to assume the consumer direction functions on his/her behalf (see Section 2.9.7.4.5.1).

2.9.6.10.4	The member’s care coordinator/care coordination team shall ensure that the person identified to serve as the representative meets all qualifications (see Section 2.9.7.2.1) and that a representative agreement is completed and signed by the member prior to forwarding a referral to the FEA (see Section 2.9.7.4.7).

2.9.6.10.5	For members electing to participate in consumer direction, forward to the FEA a referral initiating the member’s participation in consumer direction of HCBS: (1) within two (2) business days of signing the representative agreement; or (2) if a representative is not designated by the member, within two (2) business days of completion of the self-assessment instrument and the care coordinator determines that the member does not require a representative to assist the member in directing his/her care.

2.9.6.10.6	For members electing to participate in consumer direction, the member’s care coordinator shall integrate the member’s back-up plan for consumer-directed workers (including any updates thereto) into the member’s back-up plan for services provided by contract providers, as applicable, and the member’s plan of care. The care coordinator shall review the back-up plan developed by the member or his/her representative (as applicable) for consumer direction to determine its adequacy to address the member’s needs, and shall monitor for late and missed visits and to ensure that the back-up plan was implemented timely and that the member’s needs are being met.

2.9.6.10.7	For members electing to participate in consumer direction, the member’s care coordinator shall reassess the adequacy of the member’s back-up plan for consumer direction on at least an annual basis which shall include any time there are changes in the type, amount, duration, scope of eligible HCBS or the schedule at which such services are needed, changes in consumer- directed workers (when such workers also serve as a back-up to other workers) or changes in the availability of paid or unpaid back-up workers to deliver needed care

2.9.6.10.8	For members electing to participate in consumer direction, the member’s care coordinator shall develop and/or update, as applicable, a risk agreement which takes into account the member’s decision to participate in consumer direction, and which identifies any additional risks associated with the member’s decision to direct his/her services, the potential consequences of such risk, as well as measures to mitigate these risks. The member’s representative (if applicable) shall participate in the risk assessment process. The new or updated risk agreement, as applicable, shall be signed by the care coordinator and the member (or the member’s representative, as applicable). The CONTRACTOR shall provide a copy of the risk agreement to the member/representative and the FEA.

2.9.6.10.9	On an ongoing basis, the CONTRACTOR shall ensure that needs reassessments and updates to the plan of care occur per requirements specified in Sections 2.9.6.9 of this Agreement. The care coordinator shall ensure that, for members participating in consumer direction, the member’s supports broker is invited to participate in these meetings.

2.9.6.10.10	Within two (2) business days of receipt of the notification from the FEA indicating that all requirements have been fulfilled and the date that the consumer direction can begin for a member, the CONTRACTOR shall forward to the FEA an authorization for consumer directed services for that member. Each authorization for consumer directed services shall include authorized service, authorized units of service, including amount, frequency and duration and the schedule at which services are needed, start and end dates, and service code(s).

2.9.6.10.11	The member’s care coordinator/care coordination team shall work with and coordinate with a member’s supports broker in implementing and monitoring consumer direction of HCBS (see Section 2.9.7.3.4).

2.9.6.10.12 The CONTRACTOR shall establish a process that allows for the efficient exchange of all relevant member information between the CONTRACTOR and the FEA.

2.9.6.10.13	The care coordinator shall determine a member’s interest in enrolling in or continuing to participate in consumer direction annually and shall document the member’s decision in the member’s plan of care.

2.9.6.10.14	If at anytime abuse or neglect is suspected, the member’s care coordinator or the FEA shall report the allegations to the CONTRACTOR within 24 hours in accordance with the CONTRACTOR’s abuse and neglect plan protocols. The notification shall include at a minimum: the member name; date of allegation reported and/or identified; description of issue; measures taken to mitigate risk; status of reporting to CPS or APS, as appropriate. If the allegation is in reference to a worker or representative, the FEA shall contact the member/representative to immediately release the worker or representative from his/her duties until the investigation is complete. The FEA shall notify the CONTRACTOR regarding this communication with the member/representative and the member or representative’s decision. The care coordinator shall work the member to find a new representative and the FEA shall work with the member to find a suitable replacement worker, if applicable. If the allegations are substantiated as a result of the investigation, the representative and/or worker shall no longer be allowed to participate in the CHOICES program in any capacity. If the investigation is inconclusive, the member may elect to retain the worker or representative. The member’s care coordinator, with appropriate assistance from the FEA, shall make any updates to the member’s plan of care and/or risk assessment/risk agreement deemed necessary to help ensure the member’s health and safety, and the CONTRACTOR may initiate action to involuntary disenroll the member from consumer direction at any time the CONTRACTOR feels that the member’s decisions or actions constitute unreasonable risk such that the member’s needs can no longer be safely and effectively met in the community while participating in consumer direction.

33.	Section 2.9.6.12.3.1 shall be amended by inserting “an” before “individual” and deleting the text “consumer direction” before the word “worker”.

34.	Section 2.9.6.12.3.10 shall be deleted and replaced as follows:

2.9.6.12.3.10	The CONTRACTOR shall ensure that the EVV system creates and makes available to providers and to the FEA on at least a daily basis an electronic claims submission file in the 837 format, including exceptions which have been resolved, which may be submitted to the CONTRACTOR for claims processing at the appropriate frequency.

35.	Section 2.9.6.12.3.11 shall be deleted in its entirety.

36. Section 2.9.7 shall be deleted and replaced as follows:

2.9.7 Consumer Direction of HCBS

2.9.7.1 General

2.9.7.1.1	The CONTRACTOR shall offer consumer direction of HCBS to all CHOICES Group 2 and 3 members who are determined by a care coordinator, through the needs assessment/reassessment process, to need attendant care, personal care, homemaker, in-home respite, companion care services and/or any other service specified in TennCare rules and regulations as available for consumer direction. (Companion care is only available for persons electing consumer direction of HCBS.) A service that is not specified in TennCare rules and regulations as available for consumer direction shall not be consumer directed. Consumer direction in CHOICES affords members the opportunity to have choice and control over how eligible HCBS are provided, who provides the services and how much workers are paid for providing care, up to a specified maximum amount established by TENNCARE (see Section 2.9.7.6.11). Member participation in consumer direction of HCBS is voluntary. Members may elect to participate in or withdraw from consumer direction of HCBS at any time, service by service, without affecting their enrollment in CHOICES. To the extent possible, the member shall provide his/her care coordinator ten (10) days advance notice regarding his/her intent to no longer direct one or more eligible HCBS or to withdraw from participation in consumer direction of HCBS entirely. The CONTRACTOR shall respond to the member’s request in keeping with the timeframes and processes set forth in this Section, in order to facilitate a seamless transition to appropriate service delivery. TENNCARE may establish reasonable limitations on the frequency with which members may opt into and out of consumer direction of HCBS.

2.9.7.1.2	Consumer direction is a process by which eligible HCBS are delivered; it is not a service. If a member chooses not to direct his/her care, he/she shall receive authorized HCBS through contract providers. While the denial of a member’s request to participate in consumer direction or the termination of a member’s participation in consumer direction gives rise to due process including the right to fair hearing, such appeals shall be processed by the TennCare Division of Long Term Care rather than the TennCare Solutions Units, which manages medical appeals pertaining to TennCare benefits (i.e., services).

2.9.7.1.3	Members who participate in consumer direction of HCBS choose either to serve as the employer of record of their workers or to designate a representative (see definition below in Section 2.9.7.2.1) to serve as the employer of record on his/her behalf. As the employer of record the member or his/her representative is responsible for the following:

2.9.7.1.3.1 2.9.7.1.3.2 2.9.7.1.3.3 2.9.7.1.3.4	Recruiting, hiring and firing workers; Determining workers’ duties and developing job descriptions; Scheduling workers; Supervising workers;

2.9.7.1.3.5 2.9.7.1.3.6 2.9.7.1.3.7
Evaluating worker performance and addressing any identified deficiencies or concerns;
Setting wages up to a specified maximum amount established by TENNCARE;
Training workers to provide personalized care based on the member’s needs and preferences;

2.9.7.1.3.8 Ensuring that workers deliver only those services authorized, and reviewing and
2.9.7.1.3.9 2.9.7.1.3.10 2.9.7.2 Representative
approving hours worked by consumer-directed workers;
Reviewing and ensuring proper documentation for services provided; and
Developing and implementing as needed a back-up plan to address instances when a scheduled worker is not available or fails to show up as scheduled.

2.9.7.2.1	A member may designate, or have appointed by a guardian, a representative to assume the consumer direction responsibilities on his/her behalf. A representative shall meet, at minimum the following requirements: be at least 18 years of age, have a personal relationship with the member and understand his/her support needs; knows the member’s daily schedule and routine, medical and functional status, medication regimen, likes and dislikes, and strengths and weaknesses; and be physically present in the member’s residence on a regular basis or at least at a frequency necessary to supervise and evaluate each worker.

2.9.7.2.2	In order to participate in consumer direction of HCBS with the assistance of a representative, one of the following must apply: (1) the member must have the ability to designate a person to serve as his/her representative or (2) the member has a legally appointed representative who may serve as the member’s representative.

2.9.7.2.3	The care coordinator shall, based on a self-assessment completed by the member, determine if the member requires assistance in carrying out the responsibilities required for consumer direction and therefore requires a representative. The member’s care coordinator/care coordination team shall verify that a representative meets the qualifications as described in Section 2.9.7.2.1 above.

2.9.7.2.4	A member’s representative shall not receive payment for serving in this capacity and shall not serve as the member’s worker for any consumer directed service. The CONTRACTOR shall use a representative agreement developed by TENNCARE to document a member’s choice of a representative for consumer direction of HCBS and the representative’s contact information, and to confirm the individual’s agreement to serve as the representative and to accept the responsibilities and perform the associated duties defined therein. The CONTRACTOR shall notify the FEA within three (3) business days when it becomes aware of any changes to a representative’s contact information.

2.9.7.2.5	The representative agreement shall be signed by the member (or person authorized to sign on member’s behalf) and the representative in the presence of the care coordinator. The care coordinator shall include the representative agreement in the member’s file and provide copies to the member and/or the member’s representative and the FEA.

2.9.7.2.6	A member may change his/her representative at any time. The member shall immediately notify his/her care coordinator and his/her supports broker when he/she intends to change representatives. The care coordinator shall verify that the new representative meets the qualifications as described above. A new representative agreement shall be completed and signed, in the presence of a care coordinator, prior to the new representative assuming their respective responsibilities. The care coordinator shall immediately notify the FEA in writing when a member changes his/her representative and provide a copy of the representative agreement. The CONTRACTOR shall facilitate a seamless transition to the new representative, and ensure that there are no interruptions or gaps in services. As part of the needs assessment and plan of care process, the care coordinator shall educate the member about the importance of notifying the care coordinator prior to changing a representative.
        .

2.9.7.2.7	The FEA shall ensure that the new representative signs all service agreements (see Section 2.9.7.6.6).

2.9.7.3 Fiscal Employer Agent (FEA)

2.9.7.3.1	The CONTRACTOR shall enter into a contract with the FEA specified by TENNCARE to provide assistance to members choosing consumer direction.

2.9.7.3.2	The FEA shall fulfill, at a minimum, the following financial administration and supports brokerage functions, as specified in the CONTRACTOR’s contract with the FEA and the FEA’s contract with TENNCARE, for all CHOICES members electing consumer direction of HCBS:

2.9.7.3.2.1	Assign a supports broker to each CHOICES member electing to participate in consumer direction of HCBS;
2.9.7.3.2.2 2.9.7.3.2.3
Assist in identifying and addressing in the risk assessment and plan of care processes any additional risk associated with the member participating in consumer direction;
Provide initial and ongoing training to members and their representatives (as applicable)

on consumer direction and other relevant issues (see Section 2.9.7.7 of this Agreement);
2.9.7.3.2.4	Verify worker qualifications, including, as specified by TENNCARE, conduct background checks on workers, enroll workers into Medicaid, assign provider Medicaid ID numbers, and hold Medicaid provider agreements (see Section 2.9.7.6.1 of this Agreement);

2.9.7.3.2.5 Provide initial and ongoing training to workers on consumer direction and other relevant issues (see Section 2.9.7.7 of this Agreement);

2.9.7.3.2.6 2.9.7.3.2.7 2.9.7.3.2.8 2.9.7.3.2.9 2.9.7.3.2.10 2.9.7.3.2.11 2.9.7.3.2.12 2.9.7.3.2.13 2.9.7.3.2.14
Assist the member and/or representative in developing and updating service agreements
(see Section 2.9.7.6.6);
Receive, review and process electronically captured visit information;
Resolve discrepancies regarding electronically captured visit information;
Obtain documentation from the member and/or representative to ensure that services were provided prior to payment of workers;
Withhold, file and pay applicable: federal, state and local income taxes; employment and unemployment taxes; and worker’s compensation;
Pay workers for authorized services rendered within authorized timeframes;
Facilitate resolution of any disputes regarding payment to workers for services rendered;
Monitor quality of services provided by workers; and
Report to the CONTRACTOR on worker and/or staff identification of, response to,

participation in and/or investigation of critical incidents (see Section 2.15.8).

2.9.7.3.3	The FEA shall also fulfill, at a minimum, the following financial administration and supports brokerage functions for CHOICES members electing consumer direction of HCBS on an as needed basis:

2.9.7.3.3.1 2.9.7.3.3.2 2.9.7.3.3.3 2.9.7.3.3.4 2.9.7.3.3.5 2.9.7.3.3.6 2.9.7.3.4
Assist the member and/or representative in developing job descriptions;
Assist the member and/or representative in locating and recruiting workers;
Assist the member and/or representative in interviewing workers (developing questions, evaluating responses);
Assist the member and/or representative in scheduling workers;
Assist the member and/or representative in managing and monitoring payments to workers; and
Assist the member and/or representative in monitoring and evaluating the performance of workers.
The CONTRACTOR’s care coordination functions shall not duplicate the supports brokerage functions performed by the FEA or its subcontractor. A member’s care coordinator shall work with and coordinate with a member’s supports broker in implementing and monitoring consumer direction.

2.9.7.3.5 The CONTRACTOR’s contract with the FEA shall include the provisions specified by

TENNCARE in the model CONTRACTOR-FEA contract.

2.9.7.3.6 The CONTRACTOR in collaboration with the FEA shall establish a process that allows for the efficient exchange of all relevant member information regarding members electing to participate in consumer direction between the CONTRACTOR and the FEA.

2.9.7.3.7 2.9.7.3.8
The CONTRACTOR and FEA shall develop a protocol for interfaces and transfers of customer service inquiries per the requirements of Section 2.18 of this Agreement.
The CONTRACTOR shall provide to the FEA copies of all relevant initial and updated member documents, including at a minimum, plans of care, representative agreements and risk agreements. The CONTRACTOR shall provide to the FEA all relevant documentation prior to service delivery.

2.9.7.3.9 The CONTRACTOR shall require that the EVV system: (1) provide functionality and access to the FEA for purposes of scheduling workers who will deliver services in accordance with the schedule determined by the CONTRACTOR and for monitoring service delivery; and (2) facilitate access by the FEA to electronically captured visit information in order to process exceptions, to process payroll for workers, and for purposes of claims submission to the CONTRACTOR once exceptions have been resolved.

2.9.7.3.10 The FEA shall screen monthly to determine if workers have been excluded from participation in Medicare, Medicaid, SCHIP, or any Federal health care programs (as defined in Section 1 128B(f) of the Social Security Act) and not employ or contract with an individual or entity that has been excluded. If a worker has been excluded, the FEA shall notify the member regarding the worker’s status and work with the member to find a replacement worker. The FEA shall notify the CONTRACTOR regarding the worker status. The CONTRACTOR shall work with the member to obtain a replacement contract provider until a replacement worker can be found and all worker requirements are fulfilled and verified.

2.9.7.3.11 FEA Training

2.9.7.3.11.1 The CONTRACTOR shall provide education and training to the FEA and its staff and subcontracted supports brokers (as applicable) regarding key requirements of this Agreement and the contract between the CONTRACTOR and the FEA.

2.9.7.3.11.2 The CONTRACTOR shall provide to the FEA, in electronic format (including but not limited to CD or access via a web link), a member handbook and updates thereafter annually or any time material changes are made.

2.9.7.3.11.3 The CONTRACTOR shall conduct initial education and training to the FEA and its staff at least thirty (30) days prior to implementation of CHOICES in the Grand Region covered by this Agreement. This education and training shall include, but not be limited to, the following:

2.9.7.3.11.3.1	The role and responsibilities of the care coordinator, including as it relates to members electing to participate in consumer direction;

2.9.7.3.11.3.2	CHOICES needs assessment and care planning development, implementation, and monitoring processes, including the development and activation of a back-up plan for members participating in consumer direction;

2.9.7.3.11.3.3	The FEA’s responsibilities for communicating with the CONTRACTOR, members, representatives and workers and TENNCARE, and the process by which to do this;

2.9.7.3.11.3.4 Customer service requirements;

2.9.7.3.11.3.5 Requirements and processes regarding referral to the FEA;

2.9.7.3.11.3.6	Requirements and processes, including timeframes for authorization of consumer directed HCBS;

2.9.7.3.11.3.7	Requirements and processes, including timeframes, for claims submission and payment and coding requirements;

2.9.7.3.11.3.8 Systems requirements and information exchange requirements; 2.9.7.3.11.3.9 Requirements regarding the EVV system;

2.9.7.3.11.3.10	Requirements and role and responsibility regarding abuse and neglect plan protocols, and critical incident reporting and management;

2.9.7.3.11.3.11	The FEA’s role and responsibility in implementing the CONTRACTOR’s fraud and abuse plan;

2.9.7.3.11.3.12 CHOICES program quality requirements; and
2.9.7.3.11.3.13 The CONTRACTOR’s member complaint and appeal processes.
2.9.7.3.11.4	The CONTRACTOR shall provide ongoing FEA education, training and technical assistance as deemed necessary by the CONTRACTOR or TENNCARE in order to ensure compliance with this Agreement and the contract between the CONTRACTOR and the FEA.

2.9.7.3.11.5 The CONTRACTOR shall require the Electronic Visit Verification (EVV) vendor to provide training to the FEA and its supports brokers regarding the EVV system, and a training curriculum that shall be utilized by the FEA in training consumer-directed workers.

2.9.7.3.11.6 The FEA shall provide training to the CONTRACTOR’s care coordinators regarding consumer direction of HCBS and the role and responsibilities of the FEA (including financial administration and supports brokerage functions)

2.9.7.4 Needs Assessment/Plan of Care Process

2.9.7.4.1	A CHOICES member may choose to direct needed eligible HCBS at anytime: during CHOICES intake, through the needs assessment/reassessment and plan of care and plan of care update processes; and outside of these processes. The care coordinator shall assess the member’s needs for eligible HCBS per requirements in Sections 2.9.6.2.4, 2.9.6.3 and 2.9.6.5, as applicable. The care coordinator shall use the plan of care process (including updates) to identify the eligible services that the member will direct and to facilitate the member’s enrollment in consumer direction of HCBS.

2.9.7.4.2	The CONTRACTOR shall obtain from the member a signed statement regarding the member’s decision to participate in consumer direction of HCBS.

2.9.7.4.2.1	The care coordinator shall assist the member in identifying which of the needed eligible HCBS shall be consumer directed, provided by contract providers or a combination of both, in which case, there must be a set schedule which clearly defines when contract providers will be utilized. The CONTRACTOR shall not be expected or required to maintain contract providers “on standby” to serve in a back-up capacity for services a member has elected to receive through consumer direction.

2.9.7.4.3	If the member intends to direct one or more needed eligible HCBS, throughout the period of time that consumer direction is being initiated, the CONTRACTOR shall arrange for the provision of needed HCBS through contract providers in accordance with 2.9.6. The care coordinator shall obtain from the member his/her choice of contract providers who will provide HCBS until such time as workers are secured and ready to begin delivering care through consumer direction.

2.9.7.4.3.1	If a member has been assessed to need companion care services, the CONTRACTOR shall identify non-residential services that will offer interim support to address the member’s needs and assist the member in obtaining contract providers for these services.

2.9.7.4.4	The CONTRACTOR shall be responsible for providing all needed eligible HCBS using contract providers, including a back-up plan for such services, until all necessary requirements have been fulfilled in order to implement consumer direction of HCBS, including but not limited to: the FEA verifies that workers for these services meet all necessary requirements (see Section 2.9.7.6.1 of this Agreement); service agreements are completed and signed; and authorizations for consumer directed services are in place. The CONTRACTOR, in conjunction with the FEA, shall facilitate a seamless transition between contract providers and workers and ensure that there are no interruptions or gaps in services.

2.9.7.4.5	The care coordinator shall determine if the member will appoint a representative to assume the consumer direction functions on his/her behalf. If the member does not intend to appoint a representative, the care coordinator shall determine the extent to which a member requires assistance to participate in consumer direction of HCBS, based upon the results of the member’s responses to the self-assessment instrument developed by TENNCARE. The self- assessment instrument shall be completed by the member with assistance from the member’s care coordinator as appropriate. The care coordinator shall file the completed self-assessment in the member’s file.

2.9.7.4.5.1	If, based on the results of the self-assessment the care coordinator determines that a member requires assistance to direct his/her services, the care coordinator shall inform the member that he/she will need to designate a representative to assume the consumer direction functions on his/her behalf.

2.9.7.4.5.2 The CONTRACTOR shall forward to TENNCARE for disposition, pursuant to TennCare policy, any cases in which the CONTRACTOR plans to deny participation in consumer direction because a care coordinator has determined that the health, safety and welfare of the member would be in jeopardy if the member participates in consumer direction without a representative but the member does not want to appoint a representative to assist in directing his/her services. The CONTRACTOR shall abide by TENNCARE’s decision.

2.9.7.4.6	The member’s care coordinator/care coordination team shall ensure that the person identified to serve as the representative meets all qualifications (see Section 2.9.7.2.1 of this Agreement) and that a representative agreement is completed and signed by the member and the person prior to forwarding a referral to the FEA (see Section 2.9.7.4.7 below).

2.9.7.4.7	Within two (2) business days of signing the representative agreement or completion of the self-assessment instrument if the member has not designated a representative and the care coordinator determines that the member does not require a representative to assist the member in directing his/her care, the CONTRACTOR shall forward to the FEA a referral initiating the member’s participation in consumer direction of HCBS. The referral shall include at a minimum: the date of the referral; the member’s name, address, telephone number, and social security number (SSN); the name of the representative and telephone number (if applicable); member’s MCO ID number; member’s CHOICES enrollment date; eligible selected HCBS, including amount, frequency and duration of each by type; and care coordinator’s name and contact information. The CONTRACTOR shall also forward to the FEA a copy of the written confirmation of the member’s decision to participate in consumer direction of HCBS. Referrals shall be submitted electronically on a daily basis using the agreed upon data interface (either a standard electronic file transfer or the FEA’s web portal technology or both) and process. Referrals shall be submitted on a member-by-member basis.

2.9.7.4.8	Within two (2) business days of receipt of the referral, the FEA shall assign a supports broker to the member, notify the care coordinator of the assignment and provide the name and contact information of the supports broker.

2.9.7.4.9	Within five (5) days of receipt of the referral, the FEA shall contact the member to inform the member of his/her assigned supports broker, provide contact information for the supports broker, and to begin the process of initiating consumer direction of HCBS.

2.9.7.4.10 Back-up Plan for Consumer Direction and Updated Risk Assessment/Risk Agreement

2.9.7.4.10.1 The FEA shall assist the member/representative as needed in developing a back-up plan for consumer direction that adequately identifies how the member/representative will address situations when a scheduled worker is not available or fails to show up as scheduled. The member/representative (as applicable) shall have primary responsibility for the development and implementation of the back-up plan for consumer directed services.

2.9.7.4.10.2 The member/representative (as applicable) may not elect, as part of the back-up plan, to go without services.

2.9.7.4.10.3	The back-up plan for consumer direction shall include the names and telephone numbers of contacts (workers, agency staff, organizations, supports) for alternate care, the order in which each shall be notified and the services to be provided by contacts. Back-up contacts may include paid and unpaid supports; however, it is the responsibility of the member electing consumer direction and/or his/her representative to secure paid (as well as unpaid) back-up contacts who are willing and available to serve in this capacity. The CONTRACTOR shall not be expected or required to maintain contract providers “on standby” to serve in a back-up capacity for services a member has elected to receive through consumer direction.

2.9.7.4.10.4	All persons and/or organizations noted in the back-up plan for consumer direction shall be contacted by the member/representative to determine their willingness and availability to serve as back-up contacts. The FEA shall confirm with these persons and/or organizations to confirm their willingness and availability to provide care when needed, document confirmation in the member’s file and forward a copy of the documentation to the CONTRACTOR.

2.9.7.4.10.5 The member’s care coordinator shall integrate the member’s back-up plan for consumer-

directed workers (including any updates thereto) into the member’s back-up plan for services provided by contract providers, as applicable, and the member’s plan of care. The care coordinator shall review the back-up plan developed by the member or his/her representative (as applicable) for consumer direction to determine its adequacy to address the member’s needs, and shall monitor for late and missed visits and to ensure that the back-up plan was implemented timely and that the member’s needs are being met.

2.9.7.4.10.6 The FEA shall assist the member or his/her representative (as applicable) in implementing the back-up plan for consumer direction as needed, monitor to ensure that the back-up plan is implemented and effectively working to address the member’s needs, and notify the care coordinator immediately regarding any concerns with the back-up plan or the member’s care.

2.9.7.4.10.7 The FEA shall assist the member or his/her representative (as applicable) in reviewing and updating the back-up plan for consumer direction at least annually and as frequently as necessary, which shall include any time there are changes in the type, amount, duration, scope of eligible HCBS or the schedule at which such services are needed, changes in workers (when such workers also serve as a back-up to other workers) and changes in the availability of paid or unpaid back-up workers to deliver needed care. As part of the annual review of the back-up plan, the member or his/her representative and the FEA shall confirm that each person specified in the back-up plan continues to be willing and available to serve as back-up workers to deliver needed care and to perform the tasks and functions needed by the member. Any updates to the back-up plan for consumer direction shall be provided to the member’s care coordinator.

2.9.7.4.10.8 2.9.7.4.10.9
The FEA and the CONTRACTOR shall each file a copy of the back-up plan for consumer direction in the member’s file.
The member’s care coordinator shall reassess the adequacy of the member’s back-up plan for consumer direction on at least an annual basis which shall include any time there are changes in the type, amount, duration, scope of eligible HCBS or the schedule at which such services are needed, changes in consumer-directed workers (when such workers also serve as a back-up to other workers) or changes in the availability of paid or unpaid backup workers to deliver needed care.

2.9.7.4.10.10	The CONTRACTOR shall develop and/or update, as applicable, a risk agreement which takes into account the member’s decision to participate in consumer direction, and which identifies any additional risks associated with the member’s decision to direct his/her services, the potential consequences of such risk, as well as measures to mitigate these risks. The member/representative shall participate in the process. The member’s representative (if applicable) shall participate in the risk assessment process. Once a referral has been made to the FEA for consumer direction, the member’s supports broker should be involved in risk assessment and risk planning activities whenever possible. The new or updated risk agreement, as applicable, shall be signed by the care coordinator and the member or his/her representative (as applicable). The CONTRACTOR, member/representative and FEA shall receive a copy of the risk agreement. The CONTRACTOR and the FEA shall each file a copy of the risk agreement in the member’s file.

2.9.7.4.10.11	The FEA shall notify the member’s care coordinator immediately when there are changes in the member’s needs and/or circumstances which warrant a reassessment of needs and/or risk, or changes to the plan of care or risk agreement.

2.9.7.4.10.12	The FEA shall assist the CONTRACTOR in identifying and addressing in the risk assessment and plan of care processes any additional risk associated with the member participating in consumer direction.

2.9.7.4.10.13	On an ongoing basis, the CONTRACTOR shall ensure that needs reassessments and updates to the plan of care occur per requirements specified in Sections 2.9.6.9 of this Agreement. The care coordinator shall ensure that the member’s supports broker is invited to participate in these meetings.

2.9.7.5 Authorizations for Consumer Directed Services and Service Initiation

2.9.7.5.1 Consumer direction of HCBS shall not be initiated until all requirements are fulfilled including but not limited to the following: (1) the FEA verifies that the member’s employer and related documentation is in order; (2) the FEA verifies that workers meet all qualifications, including participation in required training; (3) there is a signed service agreement specific to each individual worker (see Section 2.9.7.6.6 of this Agreement); and (4) the CONTRACTOR issues to the FEA an authorization for consumer directed services (see 2.9.7.5.6 below) for each service.

2.9.7.5.2 The FEA shall work with the member to determine the appropriate level of assistance necessary to recruit, interview and hire workers and provide the assistance.

2.9.7.5.3	Once potential workers are identified, the FEA shall verify that a potential worker meets all applicable qualifications (see Section 2.9.7.6.1 of this Agreement).

2.9.7.5.4	The FEA shall ensure that a service agreement is signed between the member or member’s representative and his/her worker within five (5) business days following the FEA’s verification that a worker meets all qualifications.

2.9.7.5.5	The FEA shall periodically update the member’s care coordinator of the status of completing required functions necessary to initiate consumer direction, including obtaining completed paperwork from the member/representative and obtaining workers for each identified consumer directed service and any anticipated timeframes by which qualified workers shall be secured and consumer directed services may begin.

2.9.7.5.6	The provision of consumer directed services shall begin as soon as possible but no longer than sixty (60) days from the date of the CONTRACTOR’s referral to the FEA, except due to circumstances beyond the control of the FEA. Prior to beginning the provision of consumer directed services, the FEA shall notify the CONTRACTOR that all requirements have been fulfilled, including verification of all worker qualifications, criminal background checks, signed service agreements, and that the member is ready to begin consumer direction of HCBS. Within two (2) business days of receipt of the notification from the FEA, the CONTRACTOR shall forward to the FEA an authorization for consumer directed services. Each authorization for consumer directed services shall include authorized service; authorized units of service, including amount, frequency and duration and the schedule at which services are needed; start and end dates; and service code(s). Authorized units of service in a service authorization should reflect the units of measure specified by TENNCARE for the benefit (e.g. visits, hours, days). The CONTRACTOR shall submit authorizations electronically on at least a daily basis using the agreed upon data interface (which may include a standard electronic file transfer, the FEA’s web portal technology, the EVV system, or any combination thereof).

2.9.7.5.7	If initiation of consumer directed services does not begin within sixty (60) days from the date of the CONTRACTOR’s referral to the FEA, the FEA shall contact the CONTRACTOR regarding the cause of the delay and provide appropriate documentation to demonstrate efforts to meet the timeframe. The CONTRACTOR shall determine the appropriate next steps, including but not limited to whether additional time is needed or if the member is still interested in participating in consumer direction of HCBS.

2.9.7.5.8	Upon the scheduled start date of consumer directed services, the member’s care coordinator/care coordination team shall begin monitoring to ensure that services have been initiated and continue to be provided as authorized. This shall include ongoing monitoring via electronic visit verification to ensure that services are provided in accordance with the member’s plan of care, including the amount, frequency, duration and scope of each service, in accordance with the member’s service schedule. Upon the identification of any gaps in care, the member’s care coordinator/care coordination team shall contact the FEA who shall assist the member or his/her representative as needed in implementing the member’s back-up plan for consumer direction.

2.9.7.5.9	Within five (5) business days of the scheduled start date of consumer directed services as specified in the authorization of consumer directed services, a member of the care coordinator team shall contact the member or his/her representative to confirm that services are being provided and that the member’s needs are being met.

2.9.7.5.10	On an ongoing basis, in addition to requirements specified above in 2.9.7.5.3 – 2.9.7.5.9 above:

2.9.7.5.10.1 The CONTRACTOR shall develop and forward to the FEA a new authorization for consumer directed services when the following occur: a change in the number of service units, or the frequency or duration of service delivery, or a change in the schedule at which services are needed; or a change in the services to be provided through consumer direction, including the provision of a new service through consumer direction or termination of a service through consumer direction.

2.9.7.6 Worker Qualifications

2.9.7.6.1	As prescribed in the FEA’s contract with TENNCARE, the FEA shall ensure that workers meet all requirements prior to the worker providing services. The FEA shall ensure that workers: meet all TennCare established requirements for providers of comparable, non- consumer directed services; pass a background check which includes criminal background check (including fingerprinting), or, as an alternative, a background check from a licensed private investigation company, verification that the person’s name does not appear on the State abuse registry, verification that the person’s name does not appear on the state and national sexual offender registries and licensure verification, as applicable; complete all required training, including the training specified in Section 2.9.7.7 of this Agreement; complete all required applications to become a TennCare provider; sign an abbreviated Medicaid agreement; are assigned a Medicaid provider ID number; and sign a service agreement.

2.9.7.6.1.1	A member cannot waive a background check for a potential worker. The following findings shall disqualify a person from serving as a worker:
2.9.7.6.1.1.1	Conviction of an offense involving physical, sexual or emotional abuse, neglect, financial exploitation or misuse of funds, misappropriation of property, theft from any person, violence against any person, or manufacture, sale, possession or distribution of any drug;

2.9.7.6.1.1.2 Entering of a plea of nolo contendere or when a jury verdict of guilty is rendered but adjudication of guilt is withheld with respect to a crime reasonably related to the nature of the position sought or held;

2.9.7.6.1.1.3 2.9.7.6.1.1.4 2.9.7.6.1.1.5 2.9.7.6.1.1.6 2.9.7.6.1.2
Identification on the abuse registry;
Identification on the state or national sexual offender registry;
Failure to have a required license; and
Refusal to cooperate with a background check.
If a worker fails the background check, the FEA shall make the decision regarding exceptions to disqualification in accordance with TennCare policy. In the event a member chooses to hire a worker that has failed a background check but has met all of the conditions for an exception to disqualification, as prescribed by TennCare, and the FEA has granted the exception, the FEA shall notify the member’s care coordinator prior to initiation of services provided by that worker. Exceptions to disqualification may be granted at the member’s discretion and only if all of the following conditions are met:

2.9.7.6.1.2.1 Offense is a misdemeanor;

2.9.7.6.1.2.2 Offense occurred more than five (5) years ago;

2.9.7.6.1.2.3 2.9.7.6.1.2.4 2.9.7.6.1.2.5 2.9.7.6.2
Offense is not related to physical or sexual or emotional abuse of another person;
Offense does not involve violence against another person or the manufacture, sale, or distribution of drugs; and
There is only one disqualifying offense.
Workers are not required to be contract providers. The CONTRACTOR shall not require a worker to sign a provider agreement or any other agreement not specified by TENNCARE.

2.9.7.6.3 2.9.7.6.4
Members shall have the flexibility to hire persons with whom they have a close personal relationship to serve as a worker, such as a neighbor or a friend.
Members may hire family members, excluding spouses, to serve as a worker. A family member shall not be reimbursed for a service that he/she would have otherwise provided without pay. The CONTRACTOR shall use the needs assessment process (see Section 2.9.6.5) to assess the member’s available existing supports, including supports provided by family members.

2.9.7.6.5 A member may have multiple workers or both a worker and a contract provider for a given service, in which case, there must be a set schedule which clearly defines when contract providers will be utilized. A member may elect to have a worker provide more than one service.

2.9.7.6.6 A member shall develop a service agreement with each worker. The service agreement template shall be developed by TENNCARE and shall include, at a minimum: the roles and responsibilities of the worker and the member; the worker’s schedule (as developed by the member and/or representative), including hours and days; the scope of each service, i.e., the specific tasks and functions the worker is to perform; the service rate; and the requested start date for services. The service agreement shall serve as the worker’s written confirmation of his/her commitment to initiate services on or before the date specified and to provide services in accordance with specified terms (including the tasks and functions to be performed and the schedule at which care is needed). If necessary, the FEA shall assist in this process. Service agreements shall be updated anytime there is a change in any of the terms or conditions specified in the agreement. Service agreements shall be signed by the new representative when there is a change in representatives.

2.9.7.6.7 The service agreement shall also stipulate if a worker will provide one or more self-

directed health care tasks, the specific task(s) to be performed, and the frequency of each self-directed health care task (see Section 2.7 3).

2.9.7.6.8 2.9.7.6.9
The FEA shall ensure that a service agreement is in place for each worker prior to the worker providing services.
A copy of each service agreement shall be provided to the member and/or representative.

The FEA shall give a copy of the service agreement to the worker and shall maintain a copy for its files.

2.9.7.6.10 A member may terminate a worker at any time if he/she feels that the worker is not adhering to the terms of the service agreement and/or is not providing quality services. If the FEA or care coordinator has concerns that a worker is unable to deliver appropriate care as prescribed in the service agreement and the plan of care, but the member and/or representative chooses to continue to employ the worker, the care coordinator shall note the concern and the member’s choice to continue using the worker in the member’s plan of care, and shall update the risk assessment and/or risk agreement as needed. The FEA and care coordinator shall collaborate to develop strategies to address identified issues and concerns. The FEA shall inform the member and/or representative of any potential risks associated with continuing to use the worker. The CONTRACTOR shall forward to TENNCARE for disposition, pursuant to TennCare policy, any cases in which the CONTRACTOR plans to disenroll the member from consumer direction because a care coordinator has determined that the health, safety and welfare of the member may be in jeopardy if the member continues to employ a worker but the member and/or representative does not want to terminate the worker. The CONTRACTOR and FEA shall abide by TENNCARE’s decision.

2.9.7.6.11 A member shall have the flexibility to choose from a range of TENNCARE specified reimbursement levels for all eligible consumer directed HCBS, excluding companion care services which shall be reimbursed at the rate specified by TENNCARE.

2.9.7.6.12 In order to receive payment for services rendered, all workers must:

2.9.7.6.12.1 Deliver services in accordance with the schedule of services specified in the member’s plan of care and in the MCO’s service authorization, and in accordance with worker assignments determined by the member or his/her representative. The FEA shall input the member/representative’s assignment of individual workers into the EVV; and

2.9.7.6.12.2 Maintain and submit documentation of service delivery (i.e., documentation of the tasks and functions performed during the provision of services), and any other documentation, as required, for units of service delivered; and

2.9.7.6.12.3 Provide no more than forty (40) hours of services within a consecutive seven (7) day period, unless explicitly permitted by program guidelines and in accordance with service authorizations.

2.9.7.6.13	The FEA shall enter worker schedules into the EVV system in accordance with the CONTRACTOR’s guidelines and the schedule at which services are needed by the member, based on the member’s plan of care and the CONTRACTOR’s service authorization.

2.9.7.7 Training

2.9.7.7.1	The CONTRACTOR shall require all members electing to enroll in consumer direction of HCBS and/or their representatives to receive relevant training. The FEA shall be responsible for providing or arranging for initial and ongoing training of members/representatives. When training is not directly provided by the FEA, the FEA shall validate completion of training. Initial training shall be completed prior to initiation of consumer-directed services.

2.9.7.7.2	At a minimum, consumer direction training for members and/or representatives shall address the following issues:

2.9.7.7.2.1 2.9.7.7.2.2 2.9.7.7.2.3 2.9.7.7.2.4 2.9.7.7.2.5 2.9.7.7.2.6 2.9.7.7.2.7 2.9.7.7.2.8
Understanding the role of members and representatives in consumer direction;
Understanding the role of the care coordinator and the FEA;
Selecting workers;
Abuse and neglect prevention and reporting;
Being an employer, evaluating worker performance and managing workers;
Fraud and abuse prevention and reporting;
Performing administrative tasks such as reviewing and approving electronically captured visit information; and
Scheduling workers and back-up planning.

2.9.7.7.3	Ongoing training shall be provided by the FEA to members and/or representatives upon request and/or if a care coordinator or FEA, through monitoring, determines that additional training is warranted.

2.9.7.7.4	The FEA shall be responsible for providing or arranging for initial and ongoing training of all workers. When training is not directly provided by the FEA, the FEA shall validate completion of training. Initial training shall be completed prior to initiation of services. At a minimum, training shall consist of the following required elements:

2.9.7.7.4.1 2.9.7.7.4.2 2.9.7.7.4.3 2.9.7.7.4.4 2.9.7.7.4.5 2.9.7.7.4.6 2.9.7.7.4.7 2.9.7.7.4.8
Overview of the CHOICES program and consumer direction of HCBS;
Caring for elderly and disabled populations;
Abuse and neglect identification and reporting;
CPR and first aid certification;
Critical incident reporting;
Submission of required documentation and withholdings;
Use of the EVV system; and
As appropriate, administration of self-directed health care task(s).

2.9.7.7.5	The FEA shall assist the member/representative in determining to what extent the member/representative shall be involved in the above-specified training. The member/ representative) shall provide additional training to the worker regarding individualized service needs and preference.

2.9.7.7.6	The FEA shall verify that workers have successfully completed all required training prior to service initiation and payment for services.

2.9.7.7.7	Ongoing, the FEA shall ensure that workers maintain CPR and first aid certification and receive required refresher training as a condition of continued employment and shall arrange for the appropriate training. Additional training components may be provided to a worker to address issues identified by the FEA, care coordinator, member and/or the representative or at the request of the worker.

2.9.7.7.8	Refresher training may be provided more frequently if determined necessary by the FEA, care coordinator, member and/or representative or at the request of the worker.

2.9.7.8 Monitoring

2.9.7.8.1	The CONTRACTOR shall monitor the quality of service delivery and the health, safety and welfare of members participating in consumer direction through the CHOICES care coordination functions.

2.9.7.8.2 The CONTRACTOR shall monitor for late or missed visits by consumer-directed workers.

2.9.7.8.3	The CONTRACTOR shall require that the EVV system include functionality to provide prompt (i.e., “real time”) notification 24 hours/day, 7 days/week via automated email, as defined in business rules, to the MCO and to the FEA if a consumer directed worker does not arrive as scheduled, or otherwise deviates from the authorized schedule so that gaps in care are immediately identified and addressed. Alerts will be provided via email, the monitoring alert dashboard, and text messaging.

2.9.7.8.4	The CONTRACTOR shall monitor implementation of the back-up plan by the member or his/her representative, with assistance provided to the member/representative by the FEA Supports Broker as needed.

2.9.7.8.5	The CONTRACTOR shall monitor a member’s participation in consumer direction of HCBS to determine, at a minimum, the success and the viability of the service delivery model for the member. The CONTRACTOR shall note any patterns, such as frequent turnover of representatives and changing between consumer direction of HCBS and contract providers that may warrant intervention by the CONTRACTOR. The CONTRACTOR may submit a request to TENNCARE, pursuant to TennCare policy, to involuntarily withdraw the member from consumer direction of HCBS if the CONTRACTOR has concerns about its ability to protect the health, safety and welfare of the member (see Section 2.9.7.9.4).

2.9.7.8.6	If at any time abuse or neglect is suspected, the member’s care coordinator or the FEA shall report the allegations to the CONTRACTOR within 24 hours in accordance with the abuse and neglect plan protocols developed by the CONTRACTOR. The notification shall include at a minimum: the member name; date of allegation reported and/or identified; description of issue; measures taken to mitigate risk; status of reporting to CPS or APS, as appropriate. If the allegation is in reference to a worker or representative, the FEA shall contact the member/representative to immediately release the worker or representative from his/her duties until the investigation is complete. The FEA shall notify the CONTRACTOR regarding this communication with the member/representative and the member or representative’s decision. The care coordinator shall work with the member to find a new representative and the FEA shall work with the member to find a suitable replacement worker, if applicable. If the allegations are substantiated as a result of the investigation, the representative and/or worker shall no longer be allowed to participate in the CHOICES program in any capacity. If the investigation is inconclusive, the member may elect to retain the worker or representative. The member’s care coordinator, with appropriate assistance from the FEA, shall make any updates to the member’s plan of care and/or risk assessment/risk agreement deemed necessary to help ensure the member’s health and safety, and the CONTRACTOR may initiate action to involuntary disenroll the member from consumer direction at any time the CONTRACTOR feels that the member’s decisions or actions constitute unreasonable risk such that the member’s needs can no longer be safely and effectively met in the community while participating in consumer direction.

2.9.7.9 Withdrawal from Consumer Direction of HCBS

2.9.7.9.1	A member may voluntarily withdraw from consumer direction of HCBS at any time. The member and/or representative shall notify the care coordinator as soon as he/she determines that he/she is no longer interested in participating in consumer direction of HCBS.

2.9.7.9.2	Upon receipt of a member’s request to withdraw from consumer direction of HCBS, the CONTRACTOR shall conduct a face-to-face visit and update the member’s plan of care, as appropriate, to initiate the process to transition the member to contract providers.

2.9.7.9.3	In the event that the FEA or care coordinator has concerns that a worker is unable to deliver appropriate care as prescribed in the service agreement and the plan of care, but the member and/or representative chooses to continue to employ the worker, note the concern and the member’s choice to continue using the worker in the member’s plan of care, and shall update the risk assessment and/or risk agreement as needed.

2.9.7.9.4	The CONTRACTOR shall forward to TENNCARE for disposition, pursuant to TennCare policy, any cases in which the CONTRACTOR plans to disenroll a member from consumer direction. The CONTRACTOR may initiate involuntary withdrawal of a member from consumer direction of HCBS:

2.9.7.9.4.1 If a member’s representative fails to perform in accordance with the terms of the representative agreement and the health, safety and welfare of the member is at risk, and the member wants to continue to use the representative.

2.9.7.9.4.2 If a member has consistently demonstrated that he/she is unable to manage, with sufficient supports (including appointment of a representative) his/her services and the care coordinator or FEA has identified health, safety and/or welfare issues.

2.9.7.9.4.3 A care coordinator has determined that the health, safety and welfare of the member may be in jeopardy if the member continues to employ a worker but the member and/or representative does not want to terminate the worker.

2.9.7.9.4.4 Other significant concerns regarding the member’s participation in consumer direction which jeopardize the health, safety or welfare of the member.

2.9.7.9.5	If TENNCARE approves the CONTRACTOR’s request, the CONTRACTOR shall notify the member in accordance with TennCare rules and regulations, and the member shall have the right to appeal the determination (see Section 2.19.3.12 of this Agreement).

2.9.7.9.6	The CONTRACTOR, in conjunction with the FEA, shall facilitate a seamless transition from workers to contract providers and ensure there are no interruptions or gaps in services.

2.9.7.9.7	Voluntary or involuntary withdrawal of a member from consumer direction of HCBS shall not affect a member’s eligibility for long-term care services or enrollment in CHOICES.

2.9.7.9.8	The CONTRACTOR shall notify the FEA within one business day of processing the enrollment file when a member voluntarily withdraws from consumer direction of HCBS, when a member is involuntarily withdrawn from consumer direction of HCBS, and when a member is disenrolled from CHOICES or from TennCare. The notification should include the effective date of withdrawal and/or disenrollment, as applicable.

2.9.7.9.9	Members who have been involuntarily withdrawn may request to be reinstated in consumer direction of HCBS. The care coordinator shall work with the FEA to ensure that the issues previously identified as reasons for withdrawal have been adequately addressed prior to reinstatement. All members shall be required to participate in consumer direction training programs prior to re-instatement in consumer direction of HCBS.

2.9.7.9.10 Claims Submission and Payment

2.9.7.9.10.1 The CONTRACTOR shall ensure that the EVV system creates and makes available to the FEA on at least a daily basis an electronic claims submission file in the 837 format, including exceptions which have been resolved, which may be submitted to the CONTRACTOR for claims processing at the appropriate frequency.

2.9.7.9.10.2 The CONTRACTOR shall reimburse the FEA for authorized HCBS provided by workers at the appropriate rate for the consumer-directed services, which includes applicable payroll taxes.

2.9.7.9.10.3 The CONTRACTOR shall process and pay claims submitted by the FEA within fourteen

(14) calendar days of receipt.

37. Section 2.9.8.1 shall be deleted and replaced as follows:

2.9.8.1	As provided in Section 2.6.1 of this Agreement, the CONTRACTOR shall be responsible for providing a full continuum of physical health, behavioral health, and long-term care services. The CONTRACTOR shall also be responsible for ensuring continuity and coordination between covered physical health, behavioral health, and long-term care services and ensuring collaboration between physical health, behavioral health, and long-term care providers. The CONTRACTOR shall develop policies and procedures that address key elements in meeting this requirement. These elements include, but are not limited to, screening for behavioral health needs (including the screening tool), referral to physical health and behavioral health providers, screening for long-term care needs, exchange of information, confidentiality, assessment, treatment plan and plan of care development and implementation, collaboration, MCO case management, care coordination (for CHOICES members) and disease management, provider training, and monitoring implementation and outcomes.

38.	The second sentence in Section 2.9.8.2 shall be amended by deleting the reference “2.9.8.2” and replacing it with the reference “2.9.8.1”.

39. Section 2.9.14 shall be deleted and replaced in its entirety. 2.9.14 Inter-Agency Coordination

The CONTRACTOR shall coordinate with other state and local departments and agencies to ensure that coordinated care is provided to members. This includes, but is not limited to, coordination with:

2.9.14.1 Tennessee Department of Mental Health and Developmental Disabilities (TDMHDD) for the

purpose of interfacing with and assuring continuity of care and for coordination of specialized services in accordance with federal PASRR requirements;

2.9.14.2 2.9.14.3 2.9.14.4 2.9.14.5
Tennessee Department of Children’s Services (DCS) for the purpose of interfacing with and assuring continuity of care;
Tennessee Department of Health (DOH), for the purposes of establishing and maintaining relationships with member groups and health service providers;
Tennessee Department of Human Services (DHS) and DCS Protective Services Section, for
the purposes of reporting and cooperating in the investigation of abuse and neglect;
The Division of Intellectual Disabilities Services (DIDS), for the purposes of interfacing with and assuring continuity of care and for coordination of specialized services in accordance with federal PASRR requirements;

2.9.14.6	Area Agencies on Aging and Disability (AAADs) regarding intake of members new to both TennCare and CHOICES, assisting CHOICES members in Groups 2 and 3 with the TennCare eligibility redetermination process, and facilitating the transition of members during CHOICES implementation and when members are moving to a Grand Region where CHOICES has not yet been implemented;

2.9.14.7	Tennessee Commission on Aging and Disability (TCAD) regarding TCAD’s role in monitoring the performance of the AAADs in conducting SPOE functions;
2.9.14.8	Tennessee Department of Education (DOE) and local education agencies for the purposes of coordinating educational services in compliance with the requirements of Individuals with Disabilities Education Act (IDEA) and to ensure school-based services for students with special needs are provided;

2.9.14.8.1	The CONTRACTOR is responsible for the delivery of medically necessary covered services to school-aged children. MCOs are encouraged to work with school-based providers to manage the care of students with special needs. The State has implemented a process, referred to as TENNderCARE Connection, to facilitate notification of MCOs when a school- aged child enrolled in TennCare has an Individualized Education Plan (IEP) that identifies a need for medical services. In such cases, the school is responsible for obtaining parental consent to share the IEP with the MCO and for subsequently sending a copy of the parental consent and IEP to the MCO. The school is also responsible for clearly delineating the services on the IEP that the MCOs are to consider for payment. If a school-aged member, needing medical services, is identified by the CONTRACTOR by another means, the CONTRACTOR shall request the IEP from the appropriate school system.

2.9.14.8.2	The CONTRACTOR shall designate a contact person to whom correspondence concerning children with medical services included in their IEPs will be directed. After receipt of an IEP, the CONTRACTOR shall:

2.9.14.8.2.1 Either accept the IEP as indication of a medical problem and treat the IEP as a request for service or assist in making an appointment to have the child evaluated by the child’s PCP or another contract provider. If the CONTRACTOR does not accept the documentation provided with the IEP as indication of a medical problem, the CONTRACTOR shall have the child re-evaluated in order to make a decision about the appropriateness of the requested service.

2.9.14.8.2.2 Send a copy of the IEP and any related information (e.g. action taken by the MCO in response to receipt of the IEP, action the MCO expects the PCP to take) to the PCP.

2.9.14.8.2.3 Notify the designated school contact of the ultimate disposition of the request (e.g. what services have been approved for the child, what arrangements have been made for service delivery) within 14 days of the CONTRACTOR’s receipt of the IEP.

2.9.14.9 Local law enforcement agencies and hospital emergency rooms for the purposes of crisis service provider relationships, and the transportation of individuals certified for further assessment for emergency psychiatric hospitalization.

40.	Section 2.12.9.26 shall be amended by adding a new sentence to the end of the Section as follows:

2.12.9.26	Make full disclosure of the method and amount of compensation or other consideration to be received from the CONTRACTOR. However, the agreement shall not include rate methodology that provides for an automatic increase in rates;

41.	Section 2.13.1.1 shall be amended by adding a new second sentence as follows:

2.13.1.1 The CONTRACTOR shall agree to reasonable reimbursement standards to providers for covered services, to be determined in conjunction with actuarially sound rate setting. The CONTRACTOR shall not agree to reimbursement rate methodology that provides for an automatic increase in rates. All reimbursement paid by the CONTRACTOR to providers and amounts paid by the CONTRACTOR to any other entity is subject to audit by the State.

42.	Section 2.13.3.3 shall be deleted and replaced as follows:

2.13.3.3 If, prior to the end date specified by TENNCARE in its approval of Level II nursing facility services, the CONTRACTOR determines that the nursing facility is providing Level I and not Level II nursing facility services, the CONTRACTOR shall notify TENNCARE and, as appropriate, shall submit a request to modify the member’s level of nursing facility services. The CONTRACTOR shall submit documentation as specified by TENNCARE to support the request. Upon approval from TENNCARE, the CONTRACTOR may adjust payment to the nursing facility to reflect the level of nursing facility services actually provided to the member and shall maintain documentation as specified by TENNCARE to support the payment adjustment.

43.	Section 2.13.20 shall be amended by deleting the word “subcontract” and replacing it with the word “contract” and deleting the reference to “Section 2.26.6”.

44.	Section 2.14.1.3 shall be amended by deleting the word “network” and replacing it with the word “contract”.

45.	Section 2.14.1.7 shall be amended by deleting the reference to “Section 2.6.1.3” and replacing it with a reference to “Section 2.6.1.4”.

46.	Section 2.14.4.5 shall be amended by deleting the references to “Section 2.9.2.1” and replacing them with the references “Section 2.9.2”.

47.	Section 2.15.1.1 shall be deleted and replaced as follows:

2.15.1.1 The CONTRACTOR shall have a written Quality Management/Quality Improvement

(QM/QI) program that clearly defines its quality improvement structures and processes and assigns responsibility to appropriate individuals. This document shall include a separate section on CHOICES care coordination and must include all of the elements listed below. This QM/QI program shall use as a guideline the current NCQA Standards and Guidelines for the Accreditation of MCOs and shall include the CONTRACTOR’s plan for improving patient safety. This means at a minimum that the QM/QI program shall:

48.	Section 2.15.1.4 shall be deleted and replaced as follows:

2.15.1.4 Any changes to the QM/QI program structure, including that of CHOICES, shall require prior written approval from TENNCARE. The QM/QI program description, associated work plan, and annual evaluation of the QM/QI Program shall be submitted to TENNCARE as required in Section 2.30.11.1, Reporting Requirements. All three of these documents shall include CHOICES information.

49.	Section 2.15.3.1.2 shall be deleted and replaced as follows:

2.15.3.1.2	Two (2) of the three (3) non-clinical PIPs shall be in the area of long-term care. The CONTRACTOR shall use existing processes, methodologies, and protocols, including the CMS protocols.

50. Section 2.15.4 shall be deleted and replaced as follows: 2.15.4 Clinical Practice Guidelines

The CONTRACTOR shall utilize evidence-based clinical practice guidelines in its disease management programs. The guidelines shall be reviewed and revised at least every two (2) years or whenever the guidelines change.

51.	Section 2.15.6.1 and 2.15.6.2 shall be deleted and replaced as follows:

2.15.6.1 Annually, beginning with HEDIS 2009, the CONTRACTOR shall complete all HEDIS measures designated by NCQA as relevant to Medicaid. The only exclusion from the complete Medicaid HEDIS data set shall be dental measures. The HEDIS measure results shall be reported separately for each Grand Region in which the CONTRACTOR operates. The CONTRACTOR shall contract with an NCQA certified HEDIS auditor to validate the processes of the CONTRACTOR in accordance with NCQA requirements. Audited HEDIS results shall be submitted to TENNCARE, NCQA and TENNCARE’s EQRO annually by June 15 of each calendar year beginning in 2009.

2.15.6.2	Annually, beginning in 2009, the CONTRACTOR shall conduct a CAHPS survey. The CONTRACTOR shall enter into an agreement with a vendor that is certified by NCQA to perform CAHPS surveys. The CONTRACTOR’s vendor shall perform the CAHPS adult survey, CAHPS child survey and the CAHPS children with chronic conditions survey. Survey results shall be reported to TENNCARE separately for each required CAHPS survey listed above. The survey results shall be reported separately for each Grand Region in which the CONTRACTOR operates. Survey results shall be submitted to TENNCARE, NCQA and TENNCARE’s EQRO annually by June 15 of each calendar year beginning in 2009.

52.	Section 2.15.7 shall be deleted in its entirety and the remaining Sections shall be renumbered accordingly, including any references thereto.

53.	The renumbered Sections 2.15.7.4.6 and 2.15.7.4.7 shall be deleted and replaced as follows:

2.15.7.4.6	Defining the role and responsibilities of the fiscal employer agent (see definition in Section 1) in reporting, responding to, documenting, and investigating any critical incidents, which shall include reporting incidents to the CONTRACTOR using the process developed in a accordance with Section 2.15.8.4.1, investigating critical incidents, submitting a report on investigations to the CONTRACTOR and reporting to the CONTRACTOR within 24 hours in accordance with the abuse and neglect plan protocols anytime there is a suspicion of abuse or neglect (see Section 2.9.7.8.6); training employees, contractors of the FEA (including supports brokers), and consumer-directed workers regarding reporting, responding to, documenting, and cooperating with the investigation of any critical incidents; and training consumers and caregivers regarding critical incident reporting and management. Such role and responsibilities shall be defined in a manner that is consistent with requirements in this Section 2.15.8.4 as well as TENNCARE’s contract with the fiscal employer agent and the model contract between the CONTRACTOR and the FEA.

2.15.7.4.7	Reviewing the FEA’s reports and investigations regarding critical incidents and follow-up with the FEA as necessary regarding corrective actions determined by the member and/or his/her representative to help ensure the member’s health and safety.

54. Section 2.16 shall be deleted and replaced as follows:

2.16 MARKETING
2.16.1 The CONTRACTOR shall not conduct any enrollee marketing activities, as defined in Section 1 of this
Agreement. This prohibition includes, but is not limited to the following information and activities:
2.16.1.1	Materials and/or activities that mislead, confuse or defraud or that are unfair or deceptive practices or that otherwise violate federal or state consumer protection laws or regulations. This includes materials which mislead or falsely describe covered or available services, membership or availability of network providers, and qualifications and skills of network providers.

2.16.1.2 2.16.1.3 2.16.1.4 2.16.1.5 2.16.1.6 2.16.1.7 2.16.1.8 2.16.1.9
Overly aggressive solicitation, such as repeated telephoning or continued recruitment after an offer for enrollment is declined, or similar techniques;
Offers of gifts or material or financial gain as incentives to enroll;
Compensation arrangements with marketing personnel that utilize any type of payment structure in which compensation is tied to the number of persons enrolled;
Direct solicitation of prospective enrollees;
Directly or indirectly, engage in door-to-door, telephone, or other cold-call marketing activities;
Assertions or statements (whether oral or written) that the enrollee must enroll with the
CONTRACTOR in order to obtain benefits or in order not to lose benefits;
Assertions or statements (whether written or oral) that the CONTRACTOR is endorsed by CMS, the federal or state government or similar entity;
Use of independent marketing agents in connection with marketing activities.

Independent marketing agents shall not mean staff necessary to develop or produce marketing materials or advertising or other similar functions; and

2.16.1.10	Seeking to influence enrollment in conjunction with the sale or offering of any private insurance.

2.16.2	The prohibition on enrollee marketing shall not apply to health education and outreach activities (see Section 2.7.3) that are prior approved in writing by TENNCARE. All health education and outreach activities must be prior approved in writing by TENNCARE.

2.16.3	The CONTRACTOR shall not use the name of the CONTRACTOR’s TennCare MCO in any form of general marketing (as defined in Section 1) without TENNCARE’s prior written approval.

55.	Section 2.17.2 shall be amended by adding a new Sub-Section 2.17.2.9 which shall read as follows:

2.17.2.9 The CONTRACTOR shall use the approved glossary of required Spanish terms in the

Spanish translation of all member materials.

56.	Section 2.17.4.7.36 shall be amended by deleting the reference to “Section 2.17.8.2” and replacing it with the reference “Section 2.17.9.2”.

57.	Section 2.18.1.9 shall be deleted and replaced as follows:

2.18.1.9 The CONTRACTOR shall ensure that calls received during normal business hours that require immediate attention by a care coordinator are immediately transferred to a care coordinator as a “warm transfer”; that calls received after normal business hours that require immediate attention are immediately addressed or transferred to a care coordinator in accordance with Section 2.18.1.6; that calls for a member’s care coordinator or care coordination team during normal business hours are handled in accordance with Section 2.9.6.11.7; that calls transferred to the FEA during business hours are “warm transfers”; that calls to other CONTRACTOR staff, at a minimum, occur without the caller having to disconnect or place a second call; and that messages to care coordinators and other CONTRACTOR are returned by the next business day.

58.	Section 2.18.4.10.2 shall be amended by deleting the reference to “Section 2.30.12.1” and replacing it with the reference “Section 2.30.12”.

59.	Section 2.18.5.3.15 shall be amended by deleting the reference to “Section 2.12.9.3.7” and replacing it with the reference “Section 2.12.9.37”.

60.	Section 2.18.6.2 shall be amended by adding a period “.” to the end of the text.

61.	Section 2.18.6.3.15 shall be amended by deleting the comma “,” and adding the text “/CPS” after the acronym “APS”.

62.	Section 2.18.6.11 shall be amended by deleting the reference to “Section 2.18.6.5” and replacing it with the reference “Section 2.18.6.11”.

63.	Section 2.18.7.4 shall be deleted and replaced as follows:

2.18.7.4 The CONTRACTOR shall conduct an annual survey to assess provider satisfaction, including satisfaction with provider enrollment, provider communication, provider education, provider complaints, claims processing, claims reimbursement, care coordination, and utilization management processes, including medical reviews. The CONTRACTOR shall include questions specified by TENNCARE. The CONTRACTOR shall submit an annual report on the survey to TENNCARE as required in Section 2.30.12.4. The CONTRACTOR shall take action to address opportunities for improvement identified through the survey. The survey shall be structured so that behavioral health provider satisfaction results and physical health provider satisfaction results can be separately stratified.

64.	Section 2.18.7 shall be amended by adding a new Sub-Section 2.18.7.5 which shall read as follows:

2.18.7.5 The CONTRACTOR shall conduct an annual satisfaction survey of CHOICES long-term care providers that shall include any questions specified by TENNCARE. Instructions specific to the CHOICES survey will be provided by TENNCARE within the first three (3) months of CHOICES implementation.

65. Section 2.18.9 shall be deleted and replaced as follows: 2.18.9 FEA Education and Training

The CONTRACTOR shall provide education and training to the FEA and its staff and subcontracted support brokers (as applicable) regarding key requirement in this Agreement and the contract between the CONTRACTOR and the FEA (see Section 2.9.7.3 of this Agreement).

66.	Section 2.21.8.2 shall be amended by deleting the word “subcontract” and replacing it with the word “contract” and by deleting the reference “(see Section 2.26.6)”.

67.	Section 2.21.11.1 shall be amended by deleting the reference to “Section 2.30.15.4.3” and replacing it with the reference “Section 2.30.15.4.5”.

68.	Section 2.22.4.4.2 shall be amended by adding the word “services” after the words “nursing facility”.

69.	Section 2.22.8.4 shall be amended by deleting the reference to “Section 2.22.8” and replacing it with the reference “Section 2.22.7”.

70.	Section 2.23.2 shall be amended by adding a new 2.23.2.1 and renumbering the existing Sections accordingly including all references thereto.

2.23.2.1 HIPAA and HITECH

The parties warrant that they are familiar with the Federal regulations under HIPAA and HITECH and agree to comply with the provisions as amended and to the extent the following apply: “Individually Identifiable Health Information,” “Protected Health Information,” “Unsecured PHI,” “Safeguarding Enrollee Information,” and “Privacy Breach”.

71.	The last sentence of Section 2.24.4.3 shall be amended by deleting and replacing the word “subcontract” with the word “contract”.

72.	Section 2.25.9 shall be amended by deleting Sub-Sections 2.25.9.2 through 2.25.9.4.

73. Section 2.25.10.1 through 2.25.10.14 shall be deleted and replaced as follows:

2.25.10.1	Quarterly and annual monitoring to ensure that CHOICES members receive appropriate disease management interventions and the adequacy and appropriateness of these interventions based on stratification and setting. (See Section 2.30.5).

2.25.10.2	Quality of care activities will be monitored through information obtained in a quarterly CHOICES Care Coordination Report (see Section 2.30.6.7) and through activities performed by the Quality Oversight Division of TennCare. These activities may include monitoring and technical assistance through site visits to the CONTRACTOR, chart audits, phone calls, etc. TENNCARE may validate the CHOICES Care Coordination report and may conduct a more in-depth review and/or request additional information for instances where the CONTRACTOR does not adhere to required timeframes. TENNCARE may require a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.3	Quarterly monitoring to determine the CONTRACTOR’s adherence to the requirements in this Agreement regarding processes for identifying, assessing, and transitioning CHOICES who may have the ability and/or desire to transition from a nursing facility to the community. TENNCARE will review the CHOICES Nursing Facility to Community Transition reports submitted by the CONTRACTOR (see Section 2.30.6.4) to determine the CONTRACTOR’s performance on specified measures. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information. TENNCARE may require a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.4	Monthly monitoring regarding missed and late visits. TENNCARE will review the CHOICES HCBS Late and Missed Visits reports submitted by the CONTRACTOR (see Section 2.30.6.5) to determine the CONTRACTOR’s performance on specified measures. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information. TENNCARE may require a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.5	Periodic case reviews will be conducted at the discretion of TENNCARE in order to assess the CONTRACTOR’s needs assessment and care planning processes..

2.25.10.6 Quarterly monitoring of the CONTRACTOR’s provider network file (see Section 2.30.7) to ensure that CHOICES provider network requirements are met (see Section 2.11.6).

2.25.10.7	Annual monitoring of the CONTRACTOR’s long-term care provider network development plan to ensure that the CONTRACTOR is making sufficient progress towards meeting its network development and expansion goals (see Section 2.11.6.6). TENNCARE will review the plan provided by the CONTRACTOR (see Section 2.30.7.6) and will evaluate the adequacy of the CONTRACTOR’s long-term care network and the CONTRACTOR’s efforts to improve the network where deficiencies exist.

2.25.10.8	Quarterly monitoring of critical incidents. TENNCARE will review the CHOICES HCBS Critical Incidents reports submitted by the CONTRACTOR (see Section 2.30.11.7) to identify potential performance improvement activities. TENNCARE may conduct a more in- depth review and/or request additional information.

2.25.10.9	Quarterly monitoring of the CONTRACTOR’s member complaints process to determine compliance with timeframes prescribed in Section 2.19.2 of this Agreement and appropriateness of resolutions. TENNCARE will review the Member Complaints reports submitted by the CONTRACTOR (see Section 2.30.13), to determine the CONTRACTOR’s performance on specified measures. TENNCARE may validate the report and may conduct a more in-depth review and/or request additional information. TENNCARE may require a corrective action plan and/or impose sanctions to address non-compliance issues and to improve CONTRACTOR performance.

2.25.10.10	Review of all reports from the CONTRACTOR (see Section 2.30) and any related follow-up activities.

74.	Section 2.26.5 shall be deleted and replaced as follows: 2.26.5 Subcontracts for Assessments and Plans of Care

If the CONTRACTOR subcontracts with an entity specifically to conduct care coordination functions, including level of care or needs assessments or reassessments and/or developing or authorizing plans of care (see Section 2.9.6), such subcontractor shall not provide any direct long-term care services. This does not preclude nursing facilities or hospitals contracted with the CONTRACTOR to deliver services from completing and submitting pre-admission evaluations.

75.	Section 2.26.6 shall be deleted and replaced as follows: 2.26.6 Contract with Fiscal Employer Agent (FEA)

As required in Section 2.9.7.3, the CONTRACTOR shall contract with TENNCARE’s designated FEA to provide assistance to members choosing consumer direction of HCBS. The CONTRACTOR shall not be liable for any failure, error, or omission by the FEA related to the FEA’s verification of worker qualifications.

76.	Section 2.26.12.1 shall be deleted and replaced as follows:

2.26.12.1 All claims for services furnished to a TennCare enrollee filed with a CONTRACTOR shall be processed by either the CONTRACTOR or by one (1) subcontractor retained by the organization for the purpose of processing claims. However, another entity can process claims related to behavioral health, vision, lab, or transportation if that entity has been retained by the CONTRACTOR to arrange and provide for the delivery of said services. However, all claims processed by any subcontractor shall be maintained and submitted by the CONTRACTOR.

77.	The first sentence of Section 2.27.2.13.3 shall be amended by adding the word “of” after the word “days”.

78. Section 2.28 shall be deleted and replaced as follows:

2.28 NON-DISCRIMINATION COMPLIANCE REQUIREMENTS

2.28.1	The CONTRACTOR shall comply with Section 4.32 of this Agreement regarding non-discrimination, proof of non-discrimination, and notices of non-discrimination.

2.28.2	In order to demonstrate compliance with federal and state regulations of Title VI of the Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973, Title II of the Americans with Disabilities Act of 1990, the Age Discrimination Act of 1975 and the Omnibus Budget Reconciliation Act of 1981 (P.L. 97- 35), the Church Amendments (42 U.S.C. 300a-7), Section 245 of the Public Health Service Act (42 U.S.C. 238n.), and the Weldon Amendment (Consolidated Appropriations Act 2008, Public Law 110-161, Div. G, Sec. 508 (d), 121 Stat. 1844, 2209), the CONTRACTOR shall designate a staff person to be responsible for non-discrimination compliance as required in Section 2.29.1. This person shall provide instruction to all CONTRACTOR staff, providers and direct service subcontractors regarding the CONTRACTOR’s non-discrimination policies and procedures and all applicable non-discrimination compliance requirements of the TennCare program. The CONTRACTOR shall be able to show documented proof of such instruction.

2.28.3	The CONTRACTOR shall develop written policies and procedures that demonstrate non-discrimination in the provision of services to members. The policy shall also demonstrate non-discrimination in the provision of services for members with Limited English Proficiency and those requiring communication assistance in alternative formats (see Section 2.18.2). These policies and procedures shall be prior approved in writing by TENNCARE.

2.28.4	The CONTRACTOR shall, at a minimum, emphasize non-discrimination in its personnel policies and procedures as it relates to hiring, promoting, operational policies, contracting processes and participation on advisory/planning boards or committees.

2.28.5	The CONTRACTOR shall ask all staff to provide their race or ethnic origin and sex. The CONTRACTOR is required to request this information from all CONTRACTOR staff. CONTRACTOR staff response is voluntary. The CONTRACTOR is prohibited from utilizing information obtained pursuant to such a request as a basis for decisions regarding employment or in determination of compensation amounts.

2.28.6	The CONTRACTOR shall ask all providers for their race or ethnic origin. Provider response is voluntary. The CONTRACTOR is prohibited from utilizing information obtained pursuant to such a request as a basis for decision regarding participation in the CONTRACTOR’s provider network or in determination of compensation amounts.

2.28.7	The CONTRACTOR shall track and investigate all complaints alleging discrimination filed by employees, enrollees, providers and subcontractors related to the provision of and access to TennCare covered services provided by the CONTRACTOR. The CONTRACTOR shall track and investigate all complaints alleging discrimination filed by employees (when the complaint is related to the TennCare program), enrollees, providers and subcontractors in which discrimination is alleged in the CONTRACTOR’s TennCare MCO. The CONTRACTOR shall track, at a minimum, the following elements: identity of the party filing the complaint; the complainant’s relationship to the CONTRACTOR; the circumstances of the complaint; date complaint filed; CONTRACTOR’s resolution, if resolved; and name of CONTRACTOR staff person responsible for adjudication of the complaint.

2.2	8.8 The CONTRACTOR shall develop and have available a standardized complaint form to provide to a complainant upon request. This complaint form shall be in a format specified by TENNCARE.

2.28.9 The CONTRACTOR shall report on non-discrimination activities as described in Section 2.30.21.

79.	The second sentence of Section 2.29.1.3.5 shall be amended by adding a period “.” after the word “TENNCARE”.

80.	Section 2.29.1.3.9 shall be deleted and replaced as follows:

2.29.1.3.9 A staff person to serve as the CONTRACTOR’s Non-discrimination Compliance

Coordinator. This person shall be responsible for compliance with Title VI of the Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973, Title II of the Americans with Disabilities Act of 1990, the Age Discrimination Act of 1975 and the Omnibus Budget Reconciliation Act of 1981 (P.L. 97-35), the Church Amendments (42 U.S.C. 300a-7), Section 245 of the Public Health Service Act (42 U.S.C. 238n.), and the Weldon Amendment (Consolidated Appropriations Act 2008, Public Law 110-161, Div. G, Sec. 508 (d), 121 Stat. 1844, 2209) on behalf of the CONTRACTOR. The CONTRACTOR shall report to TENNCARE in writing, to the attention of the Director of Non-Discrimination Compliance/Health Care Disparities, within ten (10) calendar days of the commencement of any period of time that the CONTRACTOR does not have a designated staff person for non-discrimination compliance. The CONTRACTOR shall report to TENNCARE at such time that the function is redirected as required in Section 2.29.1.2;

81.	Section 2.29.1.3.12 shall be deleted and replaced as follows:

2.29.1.3.12 A full-time staff person dedicated to the TennCare CHOICES program responsible for educating and assisting long-term care providers and the FEA regarding appropriate claims submission processes and requirements, coding updates, electronic claims transactions and electronic funds transfer; for the development and maintenance of CONTRACTOR resources such as CHOICES provider manuals, website, fee schedules, etc.; for technical assistance regarding long-term care claims submission and resolution processes; and for prompt resolution of long-term care claims issues or inquiries as specified in Section 2.22.5. This person shall develop strategies to assess the effectiveness of the CONTRACTOR’s claims education and technical assistance activities, gather feedback regarding the extent to which CHOICES long-term care providers are informed about appropriate claims submission processes and practices, and identify trends and guide the development of strategies to improve the efficiency of long-term care claims submission and resolution processes, as well as provider satisfaction;

82.	Section 2.29.1.3.15 and Section 2.29.1.4 shall both be amended by deleting the words “quality management” and replacing them with “QM/QI”.

83.	Section 2.30.4.9 shall be deleted in its entirety and the remaining Sub-Sections shall be renumbered accordingly, including any references thereto.

84.	Section 2.30.4.11 shall be deleted in its entirety.

85.	Section 2.30.5 shall be deleted and replaced as follows: 2.30.5 Disease Management Reports

2.30.5.1 The CONTRACTOR shall submit a quarterly Disease Management Update Report that includes, for each disease management program (see Section 2.8), a brief narrative description of the program, the total number of members in the program, the total number of members enrolled and disenrolled during the quarter, and a description of the specific provider and member interventions performed during the quarter. The report shall include a chart and narrative for CHOICES members in DM to include the total number of members receiving DM interventions, by DM condition; the total number of CHOICES members starting and terminating DM interventions during the quarter, a description of any specific provider and member interventions that were new during the quarter, the number of member and provider activities/interventions, and a written analysis of data provided.

2.30.5.2	The CONTRACTOR shall submit on July 1 an annual Disease Management Report that includes, for each disease management programs, a narrative description of the eligibility criteria and the method used to identify and enroll eligible members, the passive participation rate as defined by NCQA (the percentage of identified eligible members who have received an intervention divided by the total population who meet the criteria for eligibility), the total number of active members having one or more of the diagnosis codes (ICD-9 Codes) relating to each of the disease management programs, a description of stratification levels for each DM program including member criteria and associated interventions, a discussion of barriers and challenges to include resources, program structure, member involvement and provider participation, a summary of member satisfaction with the DM program, a written analysis of the data presented, a description of proposed changes to program, and information on the programs’ activities, benchmarks and goals as described in Section 2.8.7. The report shall include a separate chart(s) and narrative for CHOICES members in DM to include a narrative description of the eligibility criteria and the method used to identify and enroll eligible CHOICES members, a description of stratification levels based on the setting in which the member resides; total number of CHOICES members identified as having a DM condition, total number of members receiving DM activities/interventions, and the number of CHOICES members by level of stratification; a discussion of barriers and challenges to include resources, program structure, member involvement, and provider participation along with a description of proposed changes.

2.30.5.3	The CONTRACTOR shall submit annually an updated Disease Management Program Description to include at a minimum the disease management components listed in Sections 2.8.1.4 through 2.8.1.6 of this Agreement.

86. Section 2.30.6 shall be deleted and replaced as follows:

2.30.6 Service Coordination Reports

2.30.6.1 MCO Case Management Reports

2.30.6.1.1	The CONTRACTOR shall submit annually an updated MCO Case Management Program Description to TENNCARE describing the CONTRACTOR’s MCO case management services. The report shall include a description of the criteria and process the CONTRACTOR uses to identify members for MCO case management, the process the CONTRACTOR uses to inform members and providers of the availability of MCO case management, a description of the MCO case management services provided by the CONTRACTOR and the methods used by the CONTRACTOR to evaluate its MCO case management program. CHOICES information shall also be included in this report.

2.30.6.1.2 The CONTRACTOR shall submit an annual MCO Case Management Services Report that addresses the activities in Section 2.9.5 of this Agreement by July 1 of each year.

2.30.6.1.3	The CONTRACTOR shall submit a quarterly MCO Case Management Update Report. Enrollees who are enrolled in Disease Management need not be included in this report unless they are also receiving case management.

2.30.6.2 For the first six (6) months after implementation of CHOICES in the Grand Region covered by this Agreement, or as long as determined necessary by TENNCARE, the CONTRACTOR shall submit a monthly Status of Transitioning CHOICES Members Report that provides information regarding transitioning CHOICES members (see Section 2.9.3). The report shall include information on the CONTRACTOR’s current and cumulative performance on various measures.

The performance measures shall include but not be limited to the following:

(1)	Of CHOICES Group 1 members who were enrolled in CHOICES as of the CHOICES implementation date, the number and percent for whom the CONTRACTOR has/has not conducted a face-to-face visit (see Section 2.9.3.7)

(2)	Of CHOICES Group 2 members who were enrolled in CHOICES as of the CHOICES implementation date, the number and percent for whom the CONTRACTOR has/has not conducted face-to-face visit and a comprehensive needs assessment and developed and authorized a new plan of care

2.30.6.3	The CONTRACTOR shall submit a semi-annual CHOICES Nursing Facility Diversion Activities Report. The report shall provide a description of the CONTRACTOR’s nursing facility diversion activities by each of the groups specified in Section 2.9.6.7, including a detailed description of the CONTRACTOR’s success in identifying members for diversion, in diverting members, and in maintaining members in the community, as well as lessons learned, including a description of factors affecting the CONTRACTOR’s ability to divert members, identified issues, strategies to address identified issues, and opportunities for systemic improvements in the CONTRACTOR’s nursing facility diversion process(es).

2.30.6.4	The CONTRACTOR shall submit a quarterly CHOICES Nursing Facility to Community Transition Report. The report shall include information, by month, on specified measures, which shall include but not be limited to the following:

(1) Number of CHOICES members transitioned from a nursing facility

(2) Of members who transitioned from a nursing facility, the number and percent of members who transitioned to:

(a)	A community-based residential alternative facility

(b) A residential setting where the member will be living independently

(c)	A residential setting where the member will be living with a relative or other caregiver

(3) Of members who transitioned from a nursing facility, the number and percent of members who:

(a) Are still in the community
(b) Returned to a nursing facility within ninety (90) days after transition
(c) Returned to a nursing facility more than ninety (90) days after transition

(4) Number of CHOICES members identified as potential candidates for transition from a nursing facility

(5) Of members identified as potential candidates for transition, the number and percent of members who were identified:

(a)	By referral (by type of referral, including but not limited to referral by treating physician, nursing facility, community-based organization, family, self, and other)

(b)	Via the MDS

(c)	Via care coordination

(d)	By other source

The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter after CHOICES implementation.

2.30.6.5	The CONTRACTOR shall submit a monthly CHOICES HCBS Late and Missed Visits Report for CHOICES members regarding the following HCBS services: personal care, attendant care, homemaker services, and home-delivered meals. The report shall include information on specified measures, which shall include but not be limited to the following:

(1)	Total number of members enrolled in Group 2, Group 3, and in Groups 2 and 3 combined

(2)	Total number of CHOICES members with scheduled visits for each service type (personal care, attendant care, homemaker, and home-delivered meals), by provider type (agency provider or consumer-directed worker)

(3)	Total number of scheduled visits for each service type, by provider type

(4) Of the total number of scheduled visits for each service type, by provider type; the percent that were:

(a) On-time
(b) Late
(c) Missed

(5) Of the total number of late visits for each service type, by provider type; the percent that were:

(a) Member-initiated
(b) Provider-initiated
(c) Due to weather/natural disaster

(6) Of the total number of late visits for each service type, by provider type; the number that were:

(a) Member-initiated, by reason code
(b) Provider-initiated, by reason code
(c) Due to weather/natural disaster

(7) Of the total number of missed visits for each service type, by provider type; the percent that were:

(a) Member-initiated
(b) Provider-initiated
(c) Due to weather/natural disaster

(8) Of the total number of missed visits for each service type, by provider type; the number that were:

(a) Member-initiated, by reason code
(b) Provider-initiated, by reason code
(c) Due to weather/natural disaster

(9) Of the total number of missed visits for each service type, by provider type; the number and percent that were:

(a) Made-up by paid support – provider staff
(b) Made-up by paid support – worker
(c) Made-up by unpaid support
(d) Not made-up

2.3	0.6.6 The CONTRACTOR shall submit a quarterly CHOICES Consumer Direction of HCBS Report. The report shall include current information, by month, on specified measures, which shall include but not be limited to the following:

(1)	Total number of members enrolled in Group 2, Group 3, and in Groups 2 and 3 combined

(2)	The number and percent of members in Groups 2 and 3 (combined) enrolled in consumer direction of HCBS

(3)	Number of members referred to the FEA (for enrollment in consumer direction)

(4)	Maximum and average time from FEA referral to receipt of consumer-directed services

(5)	Number and percent of members enrolled in consumer direction who began initial enrollment in consumer direction (for each month in the reporting period)

(6)	Number and percent of members enrolled in consumer direction who withdrew from consumer direction (for each month in the reporting period)

(7)	Number and percent of members enrolled in consumer direction who have a representative to assist the member in consumer direction

(8)	The number and percent of member receiving consumer-directed services by type of consumer-directed service (attendant care, companion care, homemaker, in-home respite, or personal care)

The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter.

2.3	0.6.7 The CONTRACTOR shall submit a quarterly CHOICES Care Coordination Report, in a format specified by TENNCARE that includes, but is not limited to, information on care coordination staffing, enrollment and care coordination contacts, ongoing assessment, care planning and service initiation, and self-directed healthcare tasks. The report shall also include a narrative of quarterly activities.

2.30.6.8 As necessary, the CONTRACTOR shall submit a listing of members identified as potential pharmacy lock-in candidates (see Section 2.9.10.3.2).

2.30.6.9	The CONTRACTOR shall submit a quarterly Pharmacy Services Report that includes a list of the providers and information on the interventions the CONTRACTOR has taken with the providers who appear to be operating outside industry or peer norms as defined by TENNCARE, have been identified as non-compliant as it relates to adherence to the PDL and/or generic prescribing patterns and/or are failing to follow required prior authorization processes and procedures the steps the CONTRACTOR has taken to personally contact each one as well as the outcome of these personal contacts.

2.30.6.10	The CONTRACTOR shall submit a Pharmacy Services Report, On Request when TENNCARE requires assistance in identifying and working with providers for any reason. These reports shall provide information on the activities the CONTRACTOR undertook to comply with TENNCARE’s request for assistance, outcomes (if applicable) and shall be submitted in the format and within the time frame prescribed by TENNCARE.

87. Section 2.30.7.3 shall be deleted and replaced as follows:

2.30.7.3	The CONTRACTOR shall submit a quarterly PCP Assignment Report that provides the following information for non-dual members: Provider Name, Provider Medicaid I.D. Number, NPI Number, Number of Enrollees assigned by Enrollee Age Category. The enrollee age categories shall be consistent with the following: Age Under 1, Age 1 – 13, Age 14 – 20, Age 21- 44, Age 45 – 64, Age 65 +. (See Section 2.11.2.)

88.	Section 2.30.7.8 shall be deleted and replaced as follows:

2.30.7.8	The CONTRACTOR shall submit an annual CHOICES Qualified Workforce Strategies Report that describes the CONTRACTOR’s strategies to assist in the development of an adequate qualified workforce for covered long-term care services, increase the available qualified direct care staff, and improve the retention of qualified direct care staff (see Section 2.11.6.7). At a minimum, the report shall include a brief description of each of the CONTRACTOR’s strategies; activities associated with each of the CONTRACTOR’s strategies, including associated partnerships; timeframes for implementing each strategy and associated activities; the status of each strategy and associated activities; and a brief summary of the current and anticipated impact of each strategy and associated activities.

89. Section 2.30.9.4 shall be deleted and replaced as follows:

2.30.9.4 The CONTRACTOR shall provide a monthly Reconciliation Report for the total paid amounts between the funds released for payment to providers and the FEA (for consumer- directed workers), the supporting claims data extract, and the encounter data submissions for the relevant adjudication cycle. The Reconciliation Report shall be submitted the month after the claims data extract is submitted.

90. Section 2.30.10.5 shall be deleted and replaced as follows:

2.30.10.5	The CONTRACTOR shall submit a monthly CHOICES Utilization Report. The report shall include a summary overview that includes the number of CHOICES member who have not received any long-term care services within thirty (30) to fifty-nine (59) days, within sixty (60) to eighty-nine (89) days, or in ninety (90) days or more. The report shall also include detailed member data for members who have not received services in the last thirty (30) days, including the member’s name, social security number, CHOICES group, and CHOICES enrollment date; date of last long-term care service; length of time without long-term care services; whether and when long-term care services will resume; and the reason/explanation why the member has not received long-term care services.

91. Section 2.30.11.5 shall be deleted and replaced as follows:

2.30.11.5	The CONTRACTOR shall submit an annual Report of Audited CAHPS Results and Audited HEDIS Results by June 15 of each year (see Sections 2.15.6).

92.	Section 2.30.11.6 shall be deleted in its entirety and the remaining Sub-Sections in Section 2.30.11 shall be renumbered accordingly, including any references thereto.

93.	The renumbered Section 2.30.11.6 shall be deleted and replaced as follows:

2.30.11.6	The CONTRACTOR shall submit a quarterly CHOICES HCBS Critical Incidents Report (see Section 2.15.8) that provides information, by month regarding specified measures, which shall include but not be limited to the following:

(1) The number of members in Group 2, Group 3, and Groups 2 and 3 combined

(2) The number of critical incidents, overall and by:

(a) Type of incident
(b) Setting
(c) Type of provider (provider agency or consumer directed worker)

(3) The percent of incidents by type of incident

(4) The percent of members in Groups 2 and 3 with an incident

94. Section 2.30.12.1.1 shall be deleted and replaced in its entirety.

2.30.12.1.1	The CONTRACTOR shall submit a quarterly Member Services, Provider Services, and Utilization Management Phone Line Report. The data in the report shall be recorded by month and shall include the detailed rate calculations. The CONTRACTOR shall submit the report in the format specified in Attachment IX, Exhibit M.

95. Section 2.30.12.4 shall be deleted and replaced as follows:

2.30.12.4	The CONTRACTOR shall submit an annual Provider Satisfaction Survey Report that encompasses behavioral and physical health as well as survey results for CHOICES long-term care providers. The report shall summarize the provider survey methods and findings for each of the three groups and must provide an analysis of opportunities for improvement (see Section 2.18.7.4 and 2.18.7.5) in addition to CHOICES items specified in the protocols provided by TENNCARE.

96. Section 2.30.13 shall be deleted and replaced as follows

2.30.13 Member Complaints

Upon receipt of a reporting template from TENNCARE and in accordance with specified timeframes for implementing the new report, the CONTRACTOR shall begin submitting a quarterly Member Complaints Report (see Section 2.19.2) that includes information, by month, regarding specified measures, which shall include but not be limited to the following:

(1)	The number of complaints received in the month, overall, by type, and by CHOICES Group (if the member is a CHOICES member)

(2)	The number and percent of complaints for which the CONTRACTOR met/did not meet the specified timeframe for resolution (see Section 2.19.2.5).

The report shall also include identification of any trends regarding complaints (e.g., the type or number of complaints) and any action steps to address these trends, including quality improvement activities.

97. Section 2.30.15.2 shall be deleted in its entirety and the remaining Sections shall be renumbered accordingly, including any references thereto.

98. Renumbered Section 2.30.15.2.1 shall be amended by deleting the reference to

“September” and replacing it with the reference “August”.

99. Renumbered Section 2.30.15.2.3 shall be amended by deleting the reference to “Section

2.30.48” and replacing it with the reference to “Section 2.21.10”.

100.	Renumbered Section 2.30.15.3.3 shall be amended by deleting the reference to “TCA 56-32- 208” and replacing it with the reference “TCA 56-32-108”.

101.	Renumbered Section 2.30.15.3.4 shall be amended by deleting the reference to “September 1” and replacing it with the reference “August 15”.

102.	Section 2.30.16.4 through 2.30.16.6 shall be deleted and the remaining Section 2.30.16.7 shall be renumbered as 2.30.16.4 including any references thereto.

103. The renumbered Section 2.30.16.4 shall be deleted and replaced as follows:

2.30.16.4	The CONTRACTOR shall submit a quarterly CHOICES Cost Effective Alternatives Report that provides information on cost effective alternative services provided to CHOICES members (see Section 2.6.5.2). The report shall provide information regarding specified measures, including but not limited to the following:

(1)	The number of members in Group 2, Group 3, and Groups 2 and 3 combined

(2)	The number and percent of members authorized to receive cost effective alternative (CEA) HCBS in excess of a benefit limit, overall and by service

(3)	For members transitioning from a nursing facility to the community, the number of members authorized to receive a transition allowance as a CEA, the total amount of transition allowances authorized, the average transition allowance authorized

(4)	A summary of items purchased with a transition allowance, including the most frequent categories of expenditure

(5)	The number and percent of members authorized to receive other non-covered HCBS as a CEA

(6)	A summary of other non-covered HCBS authorized as a CEA, identifying the most frequently authorized services

The CONTRACTOR shall submit its first report following the second calendar quarter after CHOICES implementation, and that report shall include information for the period from CHOICES implementation through the second calendar quarter.

104. Section 2.30.18.2 shall be deleted and replaced as follows:

2.30.18.2	The CONTRACTOR shall submit a semi-annual Report on the Activities of the CHOICES Advisory Group regarding the activities of the CHOICES advisory group established pursuant to Section 2.24.3. This report shall include the membership of the advisory group (name, address, and organization represented), a description of any orientation and/or ongoing training activities for advisory group members, and information on advisory group meetings, including the date, time, location, meeting attendees, and minutes from each meeting. These reports shall be submitted to TENNCARE on March 1 and September 1 of each year.

105.	Section 2.30.21 shall be deleted and replaced as follows: 2.30.21 Non-Discrimination Compliance Reports

2.30.2	1.1 On an annual basis the CONTRACTOR shall submit a copy of the CONTRACTOR’s nondiscrimination policy that demonstrates non-discrimination in the provision of services to members. The policy shall demonstrate non-discrimination in the provision of services for members with Limited English Proficiency and those requiring communication assistance in alternative formats. This shall include a report that lists all interpreter/translator services used by the CONTRACTOR in providing services to members with Limited English Proficiency or that need communication assistance in an alternative format. The listing shall identify the provider by full name, address, phone number, languages spoken, and hours services are available.

2.30.21.2	The CONTRACTOR shall submit an annual Summary Listing of Servicing Providers that includes race or ethnic origin of each provider. The listing shall include, at a minimum, provider name, address, race or ethnic origin and shall be sorted by provider type (e.g., pediatrician, surgeon, etc.). The CONTRACTOR shall use the following race or ethnic origin categories: American Indian or Alaskan Native, Asian or Pacific Islander, Hispanic origin and other race/ethnic origin as indicated by TENNCARE.

2.30.21.3	The CONTRACTOR shall annually submit its Non-Discrimination Compliance Plan and Assurance of Non-Discrimination to TENNCARE. The signature date of the CONTRACTOR’s Plan shall coordinate with the signature date of the CONTRACTOR’s Assurance of Non-Discrimination.

2.30.21.4	The CONTRACTOR shall submit a quarterly Non-discrimination Compliance Report which shall include the following:

2.30.21.4.1	A summary listing totaling the number of supervisory personnel by race or ethnic origin and sex. This report shall provide the number of male supervisors who are White, Black (not of Hispanic origin), American Indian or Alaskan Native, Asian or Pacific Islander, Hispanic origin and other race/ethnicity as indicated by TENNCARE and number of female supervisors who are White, Black (not of Hispanic origin), American Indian or Alaskan Native, Asian or Pacific Islander, Hispanic origin and other race/ethnic origin females as indicated by TENNCARE:

2.30.21.4.2	A listing of all complaints filed by employees, members, providers and subcontractors in which discrimination is alleged related to the provision of and/or access to TennCare covered services provided by the CONTRACTOR. Such listing shall include, at a minimum, the identity of the party filing the complaint, the complainant’s relationship to the CONTRACTOR, the circumstances of the complaint, date complaint filed, the CONTRACTOR’s resolution, if resolved, and the name of the CONTRACTOR staff person responsible for adjudication of the complaint; and

2.30.21.4.3	A listing of all member requests for language and communication assistance. The report shall list the member, the member’s identification number, the date of the request, the date the service was provided and the name of the service provider.

106.	Section 3.7.1.3 shall be amended by deleting the reference to “Section 2.6.7.2” and replacing it with the reference “Section 2.6.7”.

107.	Section 3.10.1.3 shall be deleted and replaced as follows:

3.10.1.3 In the first year that the incentives specified in Sections 3.10.2 are available, the TennCare regional average HEDIS score (as calculated by TENNCARE using audited MCO HEDIS results) for each of the measures specified in Sections 3.10.2 for the last full calendar year prior to the year that the CONTRACTOR began operating under this Agreement will serve as the baseline. If complete TennCare HEDIS data for these measures is not available for the region for the year prior to the year that the CONTRACTOR began operating under this Agreement, then the last year for which complete data is available will serve as the baseline.

108.	Section 3.10.3 shall be deleted and replaced as follows:

3.10.3.3 Behavioral Health HEDIS Measures

3.10.3.1 Beginning on July 1, 2010, on July 1 of each year, the CONTRACTOR will be eligible for a

$.03 PMPM payment, applied to member months from the preceding calendar year, for each of the following audited HEDIS measures (calculated from the preceding calendar year’s data) for which significant improvement has been demonstrated. The CONTRACTOR’s HEDIS result for the reporting period prior to the current reporting period will serve as the baseline. To be eligible for incentive payment for a measure, the CONTRACTOR must demonstrate significant improvement for both rates comprising the measure. Significant improvement is defined using NCQA’s minimum effect size change methodology (see Section 3.10.4 below).

3.10.3.2 Audited HEDIS Measures:

3.10.3.2.1 Antidepressant Medication Management;

3.10.3.2.2 Follow-up Care for Children Prescribed ADHD Medication; and 3.10.3.2.3 Follow-Up After Hospitalization for Mental Illness.

109.	Section 3.10.4 shall be deleted in its entirety and the remaining Sub-Section of Section 3.10 shall be renumbered accordingly, including any references thereto.

110.	Section 3.14.1.1 shall be deleted and replaced as follows:

3.14.1.1 In no event shall the maximum liability of the State under this Agreement during the original term of the Agreement exceed Three Billion, Two Hundred Seventy-Six Million, Four Hundred Fifty-Three Thousand, Two Hundred Fifty-Eight Dollars ($3,276,453,258.00).

111.	Section 4.2.1 shall be amended by deleting the reference to “June 30, 2010” and replacing it with the reference to “June 30, 2011”.

112.	Section 4.3 shall be amended by adding new Section 4.3.11, 4.3.12, and 4.3.13 as described below and renumbering existing sub-Sections accordingly, including any references thereto.

4.3.11 The Church Amendments (42 U.S.C. 300a-7).

4.3.12 Section 245 of the Public Health Service (PHS) Act (42 U.S.C. 238n).

4.3.13	Weldon Amendment (Consolidated Appropriations Act 2008, Public Law 110-161, Div. G, Sec. 508 (d), 121 Stat. 1844, 2209).

113.	The renumbered Section 4.3.19 and Section 4.3.20 shall be amended by deleting and replacing the TCA citations as follows:

4.3.19 Requests for approval of material modification as provided at TCA 56-32-101 et seq. 4.3.20 Investigatory Powers of TDCI pursuant to TCA 56-32-132.

114.	Section 4.20.1.1 shall be amended by deleting the reference to “Section 2.25.9” and replacing it with the reference “Section 2.25.11”.

115.	Section 4.20.1.2.8 shall be amended by deleting and replacing the word “recipients” with the word “members”.

116.	Sections 4.20.2.2.1 through 4.20.2.2.4 shall be deleted and replaced as follows:

4.20.2.2.1 Liquidated damages for failure to perform specific responsibilities or requirements as described in this Agreement are shown in the chart below. Damages are grouped into three categories: Level A, Level B, and Level C program issues.

4.20.2.2.2 Failure to perform specific responsibilities or requirements categorized as Level A are those which pose a significant threat to patient care or to the continued viability of the TennCare program

4.20.2.2.3 Failure to perform specific responsibilities or requirements categorized as Level B are those which pose threats to the integrity of the TennCare program, but which do not necessarily imperil patient care.

4.20.2.2.4 Failure to perform specific responsibilities or requirements categorized as Level C are those which represent threats to the smooth and efficient operation of the TennCare program but which do not imperil patient care or the integrity of the TennCare program.

117.	Section 4.20.2.2.7 shall be deleted and replaced as follows, updating all references accordingly, including any references thereto.

4.20.2.2.7 Liquidated Damages Chart

LEVEL	PROGRAM ISSUES	DAMAGE
A.1	Failure to comply with claims processing as described in Section 2.22 of this Agreement	$10,000 per month, for each month that TENNCARE determines that the CONTRACTOR is not in compliance with the requirements of Section 2.22 of this Agreement
A.2	Failure to comply with licensure and background check requirements in Section 2.29.2 and Attachment XI of this Agreement	$5,000 per calendar day that staff/provider/ /driver/agent/subcontractor is not licensed or qualified as required by applicable state or local law plus the amount paid to the staff/provider/driver/agent/subcontractor during that period
A.3	Failure to respond to a request by DCS or TENNCARE to provide service(s) to a child at risk of entering DCS custody	The actual amount paid by DCS and/or TENNCARE for necessary services or $1,000, whichever is greater
A.4	Failure to comply with obligations and time frames in the delivery of TENNderCare screens and related services	The actual amount paid by DCS and/or TENNCARE for necessary services or $1,000, whichever is greater
A.5	Denial of a request for services to a child at risk of entering DCS custody when the services have been reviewed and authorized by the TENNCARE Chief Medical Officer	The actual amount paid by DCS and/or TENNCARE for necessary services or $1,000, whichever is greater

LEVEL	PROGRAM ISSUES		DAMAGE
A.9	Failure to provide continuation or restoration of services where enrollee was receiving the service as required by TENNCARE rules or regulations, applicable state or federal law, and all court orders and consent decrees governing appeal procedures as they become effective		An amount sufficient to at least offset any savings the CONTRACTOR achieved by withholding the services and promptly reimbursing the enrollee for any costs incurred for obtaining the services at the enrollee's expense $500 per day for each calendar day beyond the 2nd business day after an On Request Report regarding a member's request for continuation of benefits is sent by TENNCARE
A.10.(a) **A.10.(b)**	Failure to comply with the notice requirements of this Agreement, TennCare rules and regulations, and all court orders and consent decrees governing appeal procedures, as they become effective Failure to submit a timely corrected notice of adverse action to TENNCARE for review and approval prior to issuance to the member		$500 per occurrence in addition to $500 per calendar day for each calendar day required notices are late or deficient or for each calendar day beyond the required time frame that the appeal is unanswered in each and every aspect and/or each day the appeal is not handled according to the provisions set forth by this Agreement or required by TENNCARE $1,000 per occurrence if the notice remains defective plus a per calendar day assessment in increasing increments of $500 ($500 for the first day, $1,000 for the second day, $1,500 for the third day, etc.) for each day the notice is late and/or remains defective
A.11	Failure to forward an expedited appeal to TENNCARE in twenty-four (24) hours or a standard appeal in five (5) days		$500 per calendar day
A.12	Failure to provide complete documentation, including medical records, and comply with the timelines for responding to a medical appeal as set forth in TennCare rules and regulations and all court orders and consent decrees governing appeals procedures as they become effective		$500 per calendar day for each calendar day beyond the required time frame that the appeal is unanswered in each and every aspect and/or each day the appeal is not handled according to the provisions set forth by this Agreement or required by TENNCARE

LEVEL	PROGRAM ISSUES		DAMAGE
A.16	Failure to comply with the timeframes for developing and approving a plan of care for transitioning CHOICES members in Group 2, authorizing and initiating nursing facility services for transitioning CHOICES members in Group 1, or initiating long-term care services for CHOICES members (see Sections 2.9.2, 2.9.3, and 2.9.6)		$5,000 per month that the CONTRACTOR's performance is 85-89% by service setting (nursing facility or HCBS) $10,000 per month that the CONTRACTOR's performance is 80-84% by service setting (nursing facility or HCBS) $15,000 per month that the CONTRACTOR's performance is 75-79% by service setting (nursing facility or HCBS) $20,000 per month that the CONTRACTOR's performance is 70-74% by service setting (nursing facility or HCBS) $25,000 per month that the CONTRACTOR's performance is 69% or less by service setting (nursing facility or HCBS)
A.17	Failure to meet the performance standards established by TENNCARE regarding missed visits for personal care, attendant care, homemaker, or home-delivered meals for CHOICES members (referred to herein as "specified HCBS")		$5,000 per month that 11-15% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS $10,000 per month that 16-20% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS $15,000 per month that 21-25% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS $20,000 per month that 26-30% of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS $25,000 per month that 31% or more of visits are missed for a reason attributable to the provider (provider initiated), by specified HCBS
B.1	Failure to provide referral provider listings to PCPs as required by Section 2.14.3.5 of this Agreement		$500 per calendar day
B.2	Failure to complete or comply with corrective action plans as required by TENNCARE		$500 per calendar day for each day the corrective action is not completed or complied with as required
B.3	Failure to submit Audited HEDIS and CAHPS results annually by June 15 as described in Sections 2.15.5 and 2.15.6		$250 per day for every calendar day reports are late
B.4	Failure to submit NCQA Accreditation Report as described in Section 2.15.5		$500 per day for every calendar day beyond the 10th calendar day Accreditation Status is not reported

LEVEL	PROGRAM ISSUES		DAMAGE
B.5	Failure to comply with Conflict of Interest, Lobbying, and/or Gratuities requirements described in Section 4.19, 4.23, or 4.24, or 2.12.9.48		110% of the total amount of compensation paid by the CONTRACTOR to inappropriate individuals
B.6	Failure to disclose Lobbying Activities and/or quarterly conflict of interest disclosure as required by Section 4.24, 4.19, or 2.12.9.48		$1,000 per day that disclosure is late
B.7	Failure to obtain approval of member materials as required by Section 2.17 of this Agreement		$500 per day for each calendar day that TENNCARE determines the CONTRACTOR has provided member material that has not been approved by TENNCARE
B.8	Failure to comply with time frames for providing Member Handbooks, I.D. cards, Provider Directories, Quarterly Member Newsletters, and CHOICES member education materials as required in Section 2.17		$5,000 for each occurrence
B.9	If the CONTRACTOR knew or should have known that a member has not received long-term care services for thirty (30) days or more, failure to report on that member in accordance with Section 2.30.10.5 (see also Section 2.6.1.5.7)		For each member, an amount equal to the CHOICES capitation rate prorated for the period of time in which the member did not receive long-term care services
B.10	Failure to achieve and/or maintain financial requirements in accordance with TCA		$500 per calendar day for each day that financial requirements have not been met
B.11	Failure to submit the CONTRACTOR's annual NAIC filing as described in Section 2.30.15.4		$500 per calendar day
B.12	Failure to submit the CONTRACTOR's quarterly NAIC filing as described in Section 2.30.15.4		$500 per calendar day
B.13	Failure to submit audited financial statements as described in Section 2.30.15.4		$500 per calendar day

LEVEL	PROGRAM ISSUES		DAMAGE
B.14	Failure to comply with fraud and abuse provisions as described in Section 2.20 of this Agreement		$500 per calendar day for each day that the CONTRACTOR does not comply with fraud and abuse provisions
B.15	Failure to require and ensure compliance with Ownership and Disclosure requirements as required in Section 2.12.9.60 of this Agreement		$5,000 per provider disclosure/attestation for each disclosure/attestation that is not received or is received and signed by a provider that does not request or contain complete and satisfactory disclosure of the requirements outlined in 42 CFR 455, Subpart B
B.16	Failure to maintain a complaint and appeal system as required in Section 2.19 of this Agreement		$500 per calendar day
B.17	Failure to comply with the timeframe for resolving complaints (see Section 2.19.2)		$1,000 per month that the CONTRACTOR's performance is 85-89% $2,000 per month that the CONTRACTOR's performance is 80-84% $3,000 per month that the CONTRACTOR's performance is 75-79% $4,000 per month that the CONTRACTOR's performance is 70-74% $5,000 per month that the CONTRACTOR's performance is 69% or less
B.18	Failure to maintain required insurance as required in Section 2.21.8 of this Agreement		$500 per calendar day
B.19	Failure to provide a written discharge plan or provision of a defective discharge plan for discharge from a psychiatric inpatient facility or mental health residential treatment facility as required in Section 2.9.9.3.2 of this Agreement		$1,000 per occurrence per case
B.20	Imposing arbitrary utilization guidelines or other quantitative coverage limits as prohibited in Section 2.6.3 and 2.14.1 of this Agreement		$500 per occurrence
B.21	Failure to provide CRG/TPG assessments within the time frames specified in Section 2.7.2.9 of this Agreement		$500 per month per Enrollee

LEVEL	PROGRAM ISSUES		DAMAGE
B.22	Failure to provide CRG/TPG assessments by TDMHDD-certified raters or in accordance with TDMHDD policies and procedures as required in Section 2.7.2.9 of this Agreement		$500 per occurrence per case
B.23	Failure to meet any timeframe regarding care coordination for CHOICES members (see Sections 2.9.2, 2.9.3, and 2.9.6) other than the timeframes referenced in A.16 or A.17		$1,000 per month for each timeframe that the CONTRACTOR's performance is 85-89% $2,000 per month for each timeframe that the CONTRACTOR's performance is 80-84% $3,000 per month for each timeframe that the CONTRACTOR's performance is 75-79% $4,000 per month for each timeframe that the CONTRACTOR's performance is 70-74% $5,000 per month for each timeframe that the CONTRACTOR's performance is 69% or less
B.24	Failure to completely process a credentialing application within thirty (30) calendar days of receipt of a completed application, including all necessary documentation and attachments, and signed provider agreement/contract as required in Section 2.11.8 of this Agreement		$5,000 per application that has not been approved and loaded into the CONTRACTOR's system or denied within thirty (30) calendar days of receipt of a completed credentialing application and a signed provider agreement/contract if applicable And/Or $1,000 per application per day for each day beyond thirty (30) calendar days that a completed credentialing application has not been processed as described in Section 2.11.8 of this Agreement
B.25	Failure to maintain provider agreements in accordance with Section 2.12 and Attachment XI of this Agreement		$5,000 per provider agreement found to be non-compliant with the requirements outlined in this Agreement
B.26	Failure to comply with the requirements regarding an agreement to audit accounts (Section 2.21.11)		$1,500 for each day after December 1 of each year that the fully executed agreement for audit accounts is not submitted or for each day after December 1 of each year that the fully executed agreement does not include the required language
C.1	Failure to comply in any way with staffing requirements as described in Section 2.29.1 of this Agreement		$250 per calendar day for each day that staffing requirements are not met

118.	Section 4.27 shall be amended by deleting the word “which” and replacing it with the word “that”.

119.	Section 4.32.1 shall be amended by adding the word “, beliefs” after the word “religion”.

120. Section 4.34 shall be deleted and replaced as follows: 4.34 PROHIBITION OF ILLEGAL IMMIGRANTS

4.34.1	The requirements of Public Acts of 2006, Chapter Number 878, of the state of Tennessee, addressing the use of illegal immigrants in the performance of any contract to supply goods or services to the state of Tennessee, shall be a material provision of this Agreement, a breach of which shall be grounds for monetary and other penalties, up to and including termination of this Agreement.

4.34.2	The CONTRACTOR hereby attests, certifies, warrants, and assures that the CONTRACTOR shall not knowingly utilize the services of an illegal immigrant in the performance of this Agreement and shall not knowingly utilize the services of any subcontractor who will utilize the services of an illegal immigrant in the performance of this Agreement. The CONTRACTOR shall reaffirm this attestation, in writing, by submitting to the State a completed and signed copy of the document as Attachment X, hereto, semiannually during the period of this Agreement. Such attestations shall be maintained by the CONTRACTOR and made available to state officials upon request.

4.34.3	Prior to the use of any subcontractor in the performance of this Agreement, and semi-annually thereafter, during the period of this Agreement, the CONTRACTOR shall obtain and retain a current, written attestation that the subcontractor shall not knowingly utilize the services of an illegal immigrant to perform work relative to this Agreement and shall not knowingly utilize the services of any subcontractor who will utilize the services of an illegal immigrant to perform work relative to this Agreement. Attestations obtained from such subcontractors shall be maintained by the CONTRACTOR and made available to state officials upon request.

4.34.4	The CONTRACTOR shall maintain records for all personnel used in the performance of this Agreement. Said records shall be subject to review and random inspection at any reasonable time upon reasonable notice by the State.

4.34.5	The CONTRACTOR understands and agrees that failure to comply with this Section will be subject to the sanctions of Public Chapter 878 of 2006 for acts or omissions occurring after its effective date. This law requires the Commissioner of Finance and Administration to prohibit a contractor from contracting with, or submitting an offer, proposal, or bid to contract with the State of Tennessee to supply goods or services for a period of one year after a contractor is discovered to have knowingly used the services of illegal immigrants during the performance of this Agreement.

4.34.6	For purposes of this Agreement, “illegal immigrant” shall be defined as any person who is not either a United States citizen, a Lawful Permanent Resident, or a person whose physical presence in the United States is authorized or allowed by the federal Department of Homeland Security and who, under federal immigration laws and/or regulations, is authorized to be employed in the U.S. or is otherwise authorized to provide services under the Agreement.

121.	Attachment V shall be deleted in its entirety and replaced with the following:

ATTACHMENT V

ACCESS & AVAILABILITY FOR BEHAVIORAL HEALTH SERVICES

The CONTRACTOR shall adhere to the following behavioral health network requirements to ensure access and availability to behavioral health services for all members (adults and children). For the purpose of assessing behavioral health provider network adequacy, TENNCARE will evaluate the CONTRACTOR’s provider network relative to the requirements described below. Providers serving adults will be evaluated separately from those serving children.

Access to Behavioral Health Services

The CONTRACTOR shall ensure access to behavioral health providers for the provision of covered services. At a minimum, this means that:

The CONTRACTOR shall have provider agreements with providers of services listed in the table below and meet the geographic and time for admission an/appointment requirements.

When the above standards are not met, an acceptable Corrective Action Plan will be requested which details the CONTRACTOR’s intended course of action to resolve any deficiency (ies) identified. The Bureau of TennCare will evaluate Corrective Action Plans and, at its sole discretion, determine network adequacy considering any alternate measures and documentation of unique market conditions.

At a minimum, providers for the following service types shall be reported on the Provider Enrollment File:

122.	Attachment VI, Performance Standards shall be amended by deleting and replacing the existing Items 3 through 6 with new Items 3 through 10 and renumbering the remaining Items accordingly, including any references thereto.

	PERFORMANCE				MEASUREMENT
	MEASURE	DATA SOURCE(S)	BENCHMARK	DEFINITION	FREQUENCY	LIQUIDATED DAMAGE

3	Telephone Response Time/Call Answer Timeliness-Member Services Line	Member Services and Provider Services Phone Line Report	85% of all calls to each line are answered by a live voice within thirty (30) seconds or the prevailing benchmark established by NCQA	The number of calls answered by a live voice within 30 seconds, divided by the number of calls received by the phone line (during hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point below 85% per month

4	Telephone Response Time/Call Answer Timeliness-Provider Services Line	Member Services and Provider Services Phone Line Report	85% of all calls to each line are answered by a live voice within thirty (30) seconds or the prevailing benchmark established by NCQA	The number of calls answered by a live voice within 30 seconds, divided by the number of calls received by the phone line (during hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point below 85% per month
5	Telephone Response Time/Call Answer Timeliness-Utilization Management Line	Member Services and UM Phone Line Report	85% of all calls to each line are answered by a live voice within thirty (30) seconds or the prevailing benchmark established by NCQA	The number of calls answered by a live voice within 30 seconds, divided by the number of calls received by the phone line (during hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point below 85% per month
6	Telephone Response Time/Call Answer Timeliness-Nurse Triage/Nurse Advice Line	Nurse Triage/Nurse Advice Line Report	85% of all calls to each line are answered by a live voice within thirty (30) seconds or the prevailing benchmark established by NCQA	The number of calls answered by a live voice within 30 seconds, divided by the number of calls received by the phone line (during hours of operation) during the measurement period	Quarterly	$25,000 for each full percentage point below 85% per month

7	Telephone Call Abandonment Rate (unanswered calls) —Member Services Line	Member Services and Provider Services Phone Line Report	Less than 5% of telephone calls are abandoned
The number of calls
abandoned by the
caller or the
system before being
answered by a live
voice divided by
the number of calls
received by the
phone line (during
open hours of
operation) during
the measurement
period
					Quarterly	$25,000 for each full percentage point above 5% per month

8	Telephone Call Abandonment Rate (unanswered calls) — Provider Services Line	Member Services and Provider Services Phone Line Report	Less than 5% of telephone calls are abandoned
The number of calls
abandoned by the
caller or the
system before being
answered by a live
voice divided by
the number of calls
received by the
phone line (during
open hours of
operation) during
the measurement
period
					Quarterly	$25,000 for each full percentage point above 5% per month

9	Telephone Call Abandonment Rate (unanswered calls) — UM Line	Member Services and UM Phone Line Report	Less than 5% of telephone calls are abandoned
The number of calls
abandoned by the
caller or the
system before being
answered by a live
voice divided by
the number of calls
received by the
phone line (during
open hours of
operation) during
the measurement
period
					Quarterly	$25,000 for each full percentage point above 5% per month
10	Telephone Call Abandonment Rate (unanswered calls) — Nurse Triage/Nurse Advice Line	Nurse Triage/Nurse Advice Line Report	Less than 5% of telephone calls are abandoned
The number of calls
abandoned by the
caller or the
system before being
answered by a live
voice divided by
the number of calls
received by the
phone line (during
open hours of
operation) during
the measurement
period
					Quarterly	$25,000 for each full percentage point above 5% per month

123. The Deliverable Items in Attachment VIII shall be deleted and replaced as follows:

ATTACHMENT VIII
DELIVERABLE REQUIREMENTS

GENERAL

This is a preliminary list of deliverables. The CONTRACTOR and TENNCARE shall agree to the appropriate deliverables, deliverable format/submission requirements, submission and approval time frames, and technical assistance as required. Deliverables shall be submitted to the TennCare Bureau unless otherwise specified.

TENNCARE will require that some or all deliverables be reviewed and/or approved by TENNCARE during the readiness review and/or during operations. As specified by TENNCARE, material modifications to certain deliverables must be reviewed and/or approved by TENNCARE.

DELIVERABLE ITEMS

1.	Evidence of TDCI license for CONTRACTOR and subcontractors (as applicable) to ensure compliance with Section 2.1.1

2.	Notification that a member may satisfy any of the conditions for termination from the TennCare program in accordance with Section 2.5.4

3.	Request for prior approval/notice of use of cost effective alternative services in accordance with Section 2.6.5

4.	Request for prior approval of incentives in accordance with Section 2.6.6

5.	Policies and procedures for patient liability that ensure compliance with Section 2.6.7.2

6.	Policies and procedures for self-direction of health care tasks in accordance with Section 2.7.3

7.	Description of health education and outreach programs and activities to ensure compliance with Section 2.7.4

8.	TENNderCare policies and procedures that ensure compliance with the requirements of Section 2.7.6

9.	Policies and procedures for advance directives that ensure compliance with Section 2.7.7

10.	Disease management program policies and procedures that ensure compliance with Section 2.8

11.	Service coordination policies and procedures that ensure compliance with Section 2.9.1

12.	Policies and procedures for transition of new members that ensure compliance with the requirements of Section 2.9.2

13.	Policies and procedures for transition of member receiving long-term care services at the time of CHOICES implementation that ensure compliance with Section 2.9.3

14.	Transition of care polices and procedures that ensure compliance with Section 2.9.4

15.	MCO case management policies and procedures that ensure compliance with Section 2.9.5

16. Care coordination policies and procedures that ensure compliance with Section 2.9.6

17. Policies and procedures for consumer direction of HCBS that ensure compliance with Section 2.9.7

18.	Policies and procedures for coordination of physical health, behavioral health, and long-term care services that ensure compliance with Section 2.9.8

19.	If CONTRACTOR subcontracts for the provision of behavioral health services, agreement with the subcontractor in accordance with Section 2.9.8.2 to ensure compliance with Section 2.9.8

20.	Policies and procedures for coordination among behavioral health providers that ensure compliance with Section 2.9.9

21.	Policies and procedures for coordination of pharmacy services that ensure compliance with Section 2.9.10

22.	Policies and procedures for coordination of dental services that ensure compliance with Section 2.9.11

23.	Identification of members serving on the claims coordination committee in accordance with Section 2.9.11.5.3

24.	Policies and procedures for coordination with Medicare that ensure compliance with Section 2.9.12

25.	Policies and procedures for inter-agency coordination that ensure compliance with Section 2.9.14

26.	Polices and procedures regarding non-covered services that ensure compliance with Section 2.10

27.	Policies and procedures to develop and maintain a provider network that ensure compliance with Section 2.11.1, including policies and procedures for selection and/or retention of providers

28.	Policies and procedures for PCP selection and assignment that ensure compliance with Section 2.11.2, including policies and procedures regarding change of PCP and use of specialist as PCP

29.	Plan to identify, develop, or enhance existing inpatient and residential treatment capacity for adults and adolescents with co-occurring mental health and substance abuse disorders to ensure compliance with Section 2.11.5.2

30.	Credentialing manual and policies and procedures that ensure compliance with Section 2.11.8

31.	Policies and procedures that ensure compliance with notice requirements in Section 2.11.9

32.	Notice of provider and subcontractor termination and additional documentation as required by Section 2.11.9.2

33.	Provider agreement template(s) and revisions to TDCI as required in Section 2.12

34.	Indemnity language in provider agreements if different than standard indemnity language (see Section 2.12.9.49)

35.	Intent to use a physician incentive plan (PIP) to TennCare Bureau and TDCI (see Section 2.13.8)

36.	Any provider agreement templates or subcontracts that involve a PIP for review as a material modification (to TDCI) as required by (see Section 2.13.8)

37.	Pricing policies for emergency services provided by non-contract providers that ensure compliance with Section 2.13.9.1

38.	Policies and procedures for PCP profiling to ensure compliance with Section 2.14.9

39.	Information on PCP profiling as requested by TENNCARE (see Section 2.14.9)

40.	QM/QI policies and procedures to ensure compliance with Section 2.15

41.	Copy of signed contract with NCQA approved vendor to perform CAHPS as required by Section 2.15.5

42.	Copy of signed contract with NCQA approved vendor to perform HEDIS audit as required by Section 2.15.5

43.	Evidence that NCQA accreditation application submitted and fee paid (Section 2.15.5.1)

44.	HEDIS BAT as required by Section 2.15.6

45.	Copy of signed NCQA survey contract as required by Section 2.15.5.1

46.	Notice of date for ISS submission and NCQA on-site review as required by Section 2.15.5.1

47.	Notice of final payment to NCQA as required by Section 2.15.5.1

48.	Notice of submission of ISS to NCQA as required by Section 2.15.5.1

49.	Copy of completed NCQA survey and final report as required by Section 2.15.5.1

50.	Notice of any revision to NCQA accreditation status

51.	Policies and procedures regarding critical incident management and reporting to ensure compliance with Section 2.15.8

52.	If applicable, information on the use of the name of the CONTRACTOR’s TennCare MCO pursuant to Section 2.16.3

53.	Member materials as described in Section 2.17, including but not limited to, member handbook, quarterly member newsletters, identification card, and provider directory along with any required supporting materials

54.	Member services phone line policies and procedures that ensure compliance with Section 2.18.1

55.	Policies and procedures regarding interpreter and translation services that ensure compliance with Section 2.18.2

56.	Provider service and phone line policies and procedures that ensure compliance with Section 2.18.4

57.	Description of 24/7 ED Assistance Line (see Section 2.18.4.7)

58. Provider handbook that is in compliance with requirements in Section 2.18.5

59. Provider education and training plan and materials that ensure compliance with Section 2.18.6

60. Provider relations policies and procedures in compliance with Section 2.18.7

61.	Protocols regarding one-on-one assistance to long-term care providers that ensure compliance with Section 2. 18.7.2

62.	Policies and procedures to monitor and ensure provider compliance with the Agreement (see Section 2.18.7.3)

63.	Policies and procedures for a provider complaint system that ensure compliance with Section 2.18.8

64.	FEA education and training plan and materials that ensure compliance with Section 2.18.9

65.	Policies and procedures regarding member involvement with behavioral health services that ensure compliance with Section 2.18.10

66.	Appeal and complaint policies and procedures that ensure compliance with Section 2.19

67.	Fraud and abuse policies and procedures that ensure compliance with Section 2.20

68.	Report all confirmed or suspected fraud and abuse to the appropriate agency as required in Section 2.20.2

69.	Fraud and abuse compliance plan (see Section 2.20.3)

70.	TPL policies and procedures that ensure compliance with Section 2.21.4

71.	Accounting policies and procedures that ensure compliance with Section 2.21.7

72.	Proof of insurance coverage (see Section 2.21.8)

73.	Executed agreement for audit accounts that contains the required language (see Section 2.21.11)

74.	Claims management policies and procedures that ensure compliance with Section 2.22

75.	Internal claims dispute procedure (see Section 2.22.5)

76.	EOB policies and procedures to ensure compliance with Section 2.22.8

77.	Systems policies and procedures, manuals, etc. to ensure compliance with Section 2.23 (see Section 2.23.10)

78.	Proposed approach for remote access in accordance with Section 2.23.6.10

79.	Information security plan as required by Section 2.23.6.11

80.	Notification of Systems problems in accordance with Section 2.23.7

81. Systems Help Desk services in accordance with Section 2.23.8

82. Notification of changes to Systems in accordance with Section 2.23.9

83.	Notification of changes to membership of behavioral health advisory committee and current membership lists in accordance with Section 2.24.2

84.	Notification of changes to membership of CHOICES Advisory Group and current membership lists in accordance with Section 2.24.3

85.	An abuse and neglect plan in accordance with Section 2.24.4

86.	Medical record keeping policies and procedures that ensure compliance with Section 2.24.6

87.	Subcontracts (see Section 2.26)

88.	HIPAA policies and procedures that ensure compliance with Section 2.27

89.	Accounting of disclosures in accordance with Section 2.27.2.10

90.	Notification of use or disclosure in accordance with Section 2.27.2.13.3.3

91.	Notification of any unauthorized acquisition of enrollee PHI in accordance with Section 2.27.2.13.3

92.	Third (3rd) party certification of HIPAA transaction compliance in accordance with Section 2.27.2.27

93.	Notification of any security incident in accordance with Section 2.27.3

94.	Non-discrimination policies and procedures as required by Section 2.28

95.	Names, resumes, and contact information of key staff as required by Section 2.29.1.2

96.	Changes to key staff as required by Section 2.29.1.2

97.	Staffing plan as required by Section 2.29.1.8

98.	Changes to location of staff from in-state to out-of-state as required by Section 2.29.1.9

99.	Background check policies and procedures that ensure compliance with Section 2.29.2.1

100.	List of officers and members of Board of Directors (see Section 2.29.3)

101.	Changes to officers and members of Board of Directors (see Section 2.29.3)

102.	Eligibility and Enrollment Data (see Section 2.30.2.1)

103.	Monthly Enrollment/Capitation Payment Reconciliation Report (see Section 2.30.2.2)

104.	Quarterly Member Enrollment/Capitation Payment Report (see Section 2.30.2.3)

105. Information on members (see Section 2.30.2.4)

106. Psychiatric Hospital/RTF Readmission Report (see Section 2.30.4.1)

107. Mental Health Case Management Report (see Section 2.30.4.2)

108. Supported Employment Report (see Section 2.30.4.3)

109. Behavioral Health Crisis Response Report (see Section 2.30.4.4)

110. Member CRG/TPG Assessment Report (see Section 2.30.4.5)

111. Rejected CRG/TPG Assessment Report (see Section 2.30.4.6)

112. CRG/TPG Assessments Audit Report (see Section 2.30.4.7)

113. Methodology for conducting CRG/TPG assessment audits (see Section 2.30.4.8)

114. TENNderCare Report (see Section 2.30.4.9)

115. Disease Management Update Report (see Section 2.30.5.1)

116. Disease Management Report (see Section 2.30.5.2)

117. Disease Management Program Description (see Section 2.30.5.3)

118. MCO Case Management Program Description (see Section 2.30.6.1.1)

119. MCO Case Management Services Report (see Section 2.30.6.1.2)

120. MCO Case Management Update Report (see Section 2.30.6.1.3)

121. Status of Transitioning CHOICES Member Report (see Section 2.30.6.2)

122. CHOICES Nursing Facility Diversion Activities Report (see Section 2.30.6.3)

123. CHOICES Nursing Facility to Community Transition Report (see Section 2.30.6.4)

124. CHOICES HCBS Late and Missed Visits Report (see Section 2.30.6.5)

125. CHOICES Consumer Direction of HCBS Report (see Section 2.30.6.6)

126. CHOICES Care Coordination Report (see Section 2.30.6.7)

127. Members identified as potential pharmacy lock-in candidates (see Section 2.30.6.8)

128. Pharmacy Services Report (see Section 2.30.6.9)

129. Pharmacy Services Report, On Request (see Section 2.30.6.10)
130. Provider Enrollment File (see Section 2.30.7.1)

131. Provider Compliance with Access Requirements Report (see Section 2.30.7.2)

132. PCP Assignment Report (see Section 2.30.7.3)

133. Report of Essential Hospital Services (see Section 2.30.7.4)

134. Behavioral Health Initial Appointment Timeliness Report (see Section 2.30.7.5)

135. Long-Term Care Provider Network Development Plan (see Section 2.30.7.6)

136. Long-Term Care Provider Capacity Performance Report (see Section 2.30.7.7)

137. CHOICES Qualified Workforce Strategies Report (see Section 2.30.7.8)

138. FQHC Reports (see Section 2.30.7.9)

139. Institutions for Mental Diseases (IMD) Out-of-State Report (see Section 2.30.7.10)

140. Single Case Agreements Report (see Section 2.30.8)

141. Related Provider Payment Report (see Section 2.30.9.1)

142. Check Run Summaries Report (see Section 2.30.9.2)

143. Claims Data Extract Report (see Section 2.30.9.3)

144. Reconciliation Payment Report (see Section 2.30.9.4)

145. UM program description, work plan, and evaluation (see Section 2.30.10.1)

146. Cost and Utilization Reports (see Section 2.30.10.2)

147. Cost and Utilization Summaries (see Section 2.30.10.3)

148. Identification of high-cost claimants (see Section 2.30.10.4)

149. CHOICES Utilization Report (see Section 2.30.10.5)

150. Prior Authorization Reports (see Section 2.30.10.6)

151. Referral Provider Listing and supporting materials (see Section 2.30.10.7)

152. ED Threshold Report (see Section 2.30.10.8)

153. QM/QI Program Description, Associated Work Plan and Annual Evaluation (see Section 2.30.11.1)

154. Report on Performance Improvement Projects (see Section 2.30.11.2)

155.	NCQA Accreditation Report (see Section 2.30.11.3)

156. NCQA revaluation of accreditation status based on HEDIS scores (see Section 2.30.11.4)

157. Reports of Audited CAHPS Results and Audited HEDIS Results (see Section 2.30.11.5)

158. CHOICES HCBS Critical Incidents Report (see Section 2.30.11.6)

159.	Member Services, Provider Services, and Utilization Management Phone Line Report (see Section 2.30. 12. 1. 1)

160.	24/7 Nurse Triage Line Report (see Section 2.30.12.1.2)

161.	ED Assistance Tracking Report (see Section 2.30.12.1.3)

162.	Translation/Interpretation Services Report (see Section 2.30.12.3)

163.	Provider Satisfaction Survey Report (see Section 2.30.12.4)

164.	Provider Complaints Report (see Section 2.30.12.5)

165.	Member Complaints Report (see Section 2.30.13)

166.	Fraud and Abuse Activities Report (see Section 2.30.14.1)

167.	Policies in compliance with Section 1902(a)(68) of the Social Security Act (see Section 2.30.14.3)

168.	Recovery and Cost Avoidance Report (see Section 2.30.15.1.1)

169.	Other Insurance Report (see Section 2.30.15.1.2)

170.	Medical Loss Ratio (MLR) Report (see Section 2.30.15.3.1)

171.	Ownership and Financial Disclosure Report (see Section 2.30.15.3.2)

172.	Annual audit plan (see Section 2.30.15.3.3)

173.	Financial Plan and Projection of Operating Results Report (to TDCI) (see Section 2.30.15.4.1)

174.	Comparison of Actual Revenues and Expenses to Budgeted Amounts Report (to TDCI) (see Section 2.30.15.4.2)

175.	Annual Financial Report (to TDCI) (see Section 2.30.15.4.3)

176.	Quarterly Financial Report (to TDCI) (see Section 2.30.15.4.4)

177.	Audited Financial Statements (to TDCI) (see Section 2.30.15.4.5)

178.	Claims Payment Accuracy Report (see Section 2.30.16.1)

179.	EOB Report (see Section 2.30.16.2)

180.	Claims Activity Report (see Section 2.30.16.3)

181. CHOICES Cost Effective Alternatives Report (see Section 2.30.16.4)

182. Systems Refresh Plan (see Section 2.30.17.1)

183. Encounter Data Files (see Section 2.30.17.2)

184. Electronic version of claims paid reconciliation (see Section 2.30.17.3)

185. Information and/or data to support encounter data submission (see Section 2.30.17.4)

186. Systems Availability and Performance Report (see Section 2.30.17.5)

187. Business Continuity and Disaster Recovery Plan (see Section 2.30.17.6)

188.	Reports on the Activities of the CONTRACTOR’s Behavioral Health Advisory Committee (see Section 2.30.18. 1)

189.	Report on the Activities of the CONTRACTOR’s CHOICES Advisory Group (see Section 2.30.18.2)

190.	Subcontracted claims processing report (see Section 2.30.19.1)

191.	Security Incident Report (see Section 2.30.20)

192.	Non-discrimination policy (see Section 2.30.2 1.1)

193.	Summary Listings of Servicing Providers (see Section 2.30.2 1.2)

194.	Non-Discrimination Compliance Plan and Assurance of Non-Discrimination (see Section 2.30.21.3)

195.	Non-Discrimination Compliance Report (see Section 2.30.21.4)

196.	Provider reimbursement rates for services incurred prior to the start date of operations in accordance with Section 3.7.1.2.1

197.	Disclosure of conflict of interest (see Section 2.30.22.1)

198.	Attestation Re: Personnel Used in Contract Performance (see Section 2.30.22.2)

199.	Return of funds in accordance with Section 3.14.5

200.	Termination plan in accordance with Section 4.4.8.2.8

201.	Policies and procedures for delivering NEMT services, including an operating procedures manual, as provided in Section A. 1 of Attachment XI

124. Exhibit M of Attachment IX shall be deleted and replaced as follows:

ATTACHMENT IX, EXHIBIT M
MEMBER SERVICES, PROVIDER SERVICES, AND UTILIZATION MANAGEMENT
PHONE LINE REPORT

MCO Name:

Report Submission Date:
Reporting Quarter:

125.	Attachment XI, NEMT Requirements, Section A.19.6.4.2 shall be amended by deleting the reference to “Section A.14.4” and replacing it with the reference “Section A.14.3”.

126.	Attachment XI, NEMT Requirements, Exhibit B, Item 4 shall be amended by deleting the text “/BHO”.

127.	Attachment XII, CAPITATION RATES, shall be amended by deleting and replacing the existing Exhibit C and adding a new Exhibit D to read as follows:

EXHIBIT C
CAPITATION RATES
EFFECTIVE July 1, 2008 — June 30, 2009

EXHIBIT D
CAPITATION RATES
EFFECTIVE July 1, 2009 (Except CHOICES Rates as described below)

128.	All references throughout the Agreement to the “Division of Mental Retardation Services (DMRS)” shall be deleted and replaced with the reference “Division of Intellectual Disabilities Services (DIDS)”.

All of the provisions of the original Agreement not specifically deleted or modified herein shall remain in full force and effect. Unless a provision contained in this Amendment specifically indicates a different effective date, for purposes of the provisions contained herein, this Amendment shall become effective March 1, 2010.

IN WITNESS WHEREOF, the parties have by their duly authorized representatives set their signatures.